UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CSS Industries, Inc.

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CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2008 Annual Meeting of Stockholders of CSS Industries, Inc. will be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania, on Thursday, July 31, 2008, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1. Elect a board of eight directors;

2. Approve an Amendment to our 2004 Equity Compensation Plan, as amended;

3. Approve our Management Incentive Program, as amended; and

4. Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 4, 2008, you may vote at the Annual Meeting.

By order of the board of directors,

MICHAEL A. SANTIVASCI
Secretary

Philadelphia, Pennsylvania
June 20, 2008

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

CSS INDUSTRIES, INC.

PROXY STATEMENT
2008 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

PROXY STATEMENT
2008 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders (“Meeting”) to be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania on Thursday, July 31, 2008 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. Beginning on June 20, 2008, we are sending this Proxy Statement and the accompanying form of Proxy to stockholders of record at the close of business on June 4, 2008.

WHO CAN VOTE

Stockholders of record at the close of business on June 4, 2008 may vote at the Meeting. On the record date, 10,273,834 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of shares of CSS common stock.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 5,136,918 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Directors will be elected by a plurality of the votes cast at the Meeting. This means that the eight nominees receiving the most votes will be elected as directors. Approval of the Amendment to our 2004 Equity Compensation Plan, as amended (the “2004 Stock Plan”), our Management Incentive Program, as amended (the “MIP”), and any other matter to be voted on at the Meeting requires the affirmative vote of the holders of a majority of the shares present either in person or represented by proxy.

Abstentions may not be specified for the election of directors. An abstention on the proposal to approve the Amendment to the 2004 Stock Plan (the “Plan Amendment”), the proposal to approve the MIP, or on any other matters to be voted on at the Meeting will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s instructions. If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the CSS board of directors (the “Board”). If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently has eight members. Directors who are elected will hold office until the 2009 Annual Meeting of Stockholders and until the election and qualification of their respective successors. The Board, upon the recommendation of its Nominating and Governance Committee, has nominated for election as directors the persons whose names are listed below, all of whom are presently directors of CSS. The Board believes all of these persons will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may decide to reduce the number of directors, in each instance after consideration of the recommendation of its Nominating and Governance Committee.

Set forth below is information about the nominees for election to our Board.

Scott A. Beaumont	Mr. Beaumont, 54, has been Chairman and Chief Executive Officer of Sugartown Worldwide, Inc., of which he is a Co-founder, since 1993. Sugartown Worldwide, Inc. is a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. He has served as one of our directors since February 2005.

James H. Bromley	Mr. Bromley, 69, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

Jack Farber	Mr. Farber, 75, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

John J. Gavin	Mr. Gavin, 52, has served as Vice Chairman and as a director of DBM, Inc., an international career and transitions management firm, since 2006. During 2006, he also served as President and Chief Executive Officer of DBM, Inc. Prior to that, Mr. Gavin served as President and Chief Operating Officer and as a director of Right Management Consultants, Inc., a human resources and career management consulting firm, from January 1999 to January 2004. Mr. Gavin also currently serves on the board of directors of Dollar Financial Corp., a financial services company, and Interline Brands, Inc., a distributor of maintenance, repair and operating products. He has served as one of our directors since October 2007.

Leonard E. Grossman	Mr. Grossman, 73, has been a private investor since 1989. Mr. Grossman has served as one of our directors since 1982.

James E. Ksansnak	Mr. Ksansnak, 68, has been Chairman of the Board and a director of Tasty Baking Company, a baker of snack cakes, pies and related products, since May 2003. He served as Vice Chairman of ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel, from May 1997 to February 2001 and currently serves on its board of directors. Mr. Ksansnak has served as one of our directors since 1988.

Rebecca C. Matthias	Ms. Matthias, 55, has been President and a director of Mothers Work, Inc., a designer and retailer of maternity apparel, since 1982, and she began serving as its Chief Creative Officer in May 2007. She served as Chief Operating Officer of Mothers Work, Inc. from January 1993 until May 2007. Ms. Matthias has served as one of our directors since 2003.

Christopher J. Munyan	Mr. Munyan, 43, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From November 1999 until October 2005, Mr. Munyan served as President of Berwick Offray LLC (“Berwick Offray”), a subsidiary of CSS. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President-Finance and Administration. Mr. Munyan has served as one of our directors since April 2006.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINEES LISTED ABOVE.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO THE 2004 EQUITY COMPENSATION PLAN

The Proposal

At the Meeting, the stockholders will vote on a proposal to approve the Plan Amendment. The Plan Amendment adds provisions relating to the grant of performance-based restricted stock grants and stock bonus awards that are designed to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, such grants and awards would be exempt from the deduction limitation under Section 162(m) of the Code, which is described below under “Federal Income Tax Consequences of the 2004 Stock Plan.”

Our Board believes that our interests and the interests of our stockholders will be advanced if we have the flexibility to structure grants of restricted stock and stock bonus awards to qualify as qualified performance-based compensation under Section 162(m) of the Code. While we previously have been able to set performance criteria that can address specific corporate goals, the ability to preserve the deductibility of compensation expense under Section 162(m) of the Code increases the utility of restricted stock and stock bonuses as compensatory instruments that may be used in our equity compensation program. On June 12, 2008, our Board adopted the Plan Amendment, subject to stockholder approval at the Meeting. On the same date, our Board also adopted certain other amendments to the 2004 Stock Plan to update and clarify the terms of the 2004 Stock Plan. These amendments were approved by the Board pursuant to an amendment and restatement of the 2004 Stock Plan that became effective on June 12, 2008, and do not require stockholder approval.

If approved by our stockholders, the Plan Amendment will become effective on July 31, 2008. The material terms of the 2004 Stock Plan, as amended by the proposed Plan Amendment and the other amendments approved by the Board, are summarized below. A copy of the 2004 Stock Plan, as amended by the proposed Plan Amendment, is attached to this Proxy Statement as Appendix 1. This summary of the 2004 Stock Plan, as proposed to be amended, is not intended to be a complete description of the 2004 Stock Plan, and is qualified in its entirety by the actual text of the 2004 Stock Plan, as proposed to be amended, to which reference is made.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE PLAN AMENDMENT.

General.  The 2004 Stock Plan provides that grants may be made in any of the following forms:

•	Incentive stock options

•	Nonqualified stock options

•	Restricted stock grants

•	Stock appreciation rights (“SARs”)

•	Stock bonus awards

The 2004 Stock Plan authorizes 2,000,000 shares of our common stock for issuance, subject to adjustment in certain circumstances as described below. See “Grants Under the 2004 Stock Plan” on page 9 for information regarding previous issuances of shares under the 2004 Stock Plan.

The 2004 Stock Plan provides that the maximum aggregate number of shares of our common stock with respect to which grants may be made to any individual during any calendar year is 300,000 shares, subject to adjustment in certain circumstances as described below.

If and to the extent options and SARs granted under the 2004 Stock Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any restricted stock grants (including restricted stock grants received upon the exercise of stock options) or stock bonus awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for issuance under the 2004 Stock Plan.

Administration.  The 2004 Stock Plan is administered and interpreted by our Human Resources Committee. The Human Resources Committee has the sole authority to (i) determine the individuals to whom grants will be made under the 2004 Stock Plan, (ii) determine the type, size, and terms of the grants, (iii) determine the time when grants will be made and the duration of any exercise or restriction period relating to the grants, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the 2004 Stock Plan.

Eligibility for Participation.  All of our employees and the employees of our subsidiaries, including employees who are officers or employees who are members of our Board are eligible to receive grants under the 2004 Stock Plan. Approximately 2,200 employees are eligible for grants under the 2004 Stock Plan, although in actual practice, grants have been limited to high level managers. As of June 12, 2008, approximately 92 of our employees have received grants under the 2004 Stock Plan.

Types of Awards.

Stock Options

The Human Resources Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs.

The Human Resources Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2004 Stock Plan will be equal to or greater than the last reported sale price of the underlying shares of our common stock on the trading day immediately prior to the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of our common stock on the trading day immediately prior to the date of grant.

The Human Resources Committee will determine the term of each option, which will not exceed ten years from the date of grant; however, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The 2004 Stock Plan includes provisions relating to termination of options following termination of a participant’s employment, which in some cases are subject to modification by the Human Resources Committee, as described below. Generally, if a grantee ceases to be employed by us for any reason other than death, termination for cause, or the grantee’s sole determination to terminate his or her employment (other than by reason of retirement approved by the Human Resources Committee), the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by us. If a grantee ceases to be employed by us on account of the grantee’s death or the grantee retires from such employment with the consent of the Human Resources Committee, the grantee’s options will terminate 180 days following the date on which the grantee ceases to be employed by us. In each case described above, the Human Resources Committee may specify a different termination date, but in any event no later than the expiration of the option term. If a grantee ceases to be employed by us on account of termination for cause or the grantee’s voluntary termination (other than by reason of retirement approved by the Human Resources Committee), the grantee’s options will terminate immediately.

A grantee may exercise an option by delivering a notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) subject to any restrictions imposed by the Human Resources Committee, by delivering shares of our common stock already owned by the grantee and having a fair market value on the date of exercise at least equal to the exercise price or by attestation to ownership of shares of our common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Human Resources Committee may approve, to the extent permitted by applicable law.

Restricted Stock Grants

The Human Resources Committee may provide shares of our common stock to employees under a restricted stock grant for consideration or no consideration, and subject to such restrictions, if any, as determined by the Human Resources Committee. The Human Resources Committee may establish conditions under which restrictions will lapse over a period of time or according to such other criteria (including restrictions based upon the achievement of specific performance goals) as the Human Resources Committee deems appropriate. The period of time that a restricted stock grant remains subject to restrictions, including restrictions on transferability, is referred to below as the “restriction period.”

During the restriction period, the grantee will not have the right to vote shares subject to a restricted stock grant or receive any dividends or other distributions paid on such shares; nor may a grantee sell or otherwise dispose of the shares of common stock, except as described below under “Transferability of Grants.” Subject to this exception and such other exceptions as the Human Resources Committee deems appropriate, if a grantee’s employment terminates during the restriction period, or if other specified conditions are not met, the restricted stock grant terminates with respect to all shares covered by the grant as to which the restrictions have not lapsed. All restrictions imposed under the restricted stock grant will lapse upon the expiration of the applicable restriction period. The Human Resources Committee may determine as to any or all restricted stock grants that the restrictions will lapse without regard to the restriction period.

SARs

The Human Resources Committee may grant SARs in connection with, or independently of, any option granted under the 2004 Stock Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR. Unless the Human Resources Committee determines otherwise, the base amount will be equal to the per share exercise price of the related option or, if there is no related option, an amount equal to the last reported sale price of a share of our common stock on the trading day immediately prior to the date of grant of the SAR. Payment will be made in cash, shares of our common stock or a combination of the two in such proportion as the Human Resources Committee determines.

The Human Resources Committee will determine the terms and conditions of SARs, including when they become exercisable. The Human Resources Committee may accelerate the exercisability of any SARs. SARs may only be exercised while the grantee is employed by us and our subsidiaries or within the same specified period of time after termination of employment as provided for with respect to stock options.

Stock Bonus Awards

The Human Resources Committee may grant shares of our common stock as a bonus, or may grant other awards in lieu of our obligations or the obligations of our subsidiaries to pay cash or deliver other property under the 2004 Stock Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Human Resources Committee.

Qualified Performance-Based Compensation.  Prior to the amendment of the 2004 Stock Plan, only stock options and SARs granted under the 2004 Stock Plan qualified as “qualified performance-based compensation.” If the amendment to the 2004 Stock Plan is approved by our stockholders at the Meeting, the 2004 Stock Plan will enable the Human Resources Committee to structure restricted stock grants and stock bonus awards as qualified performance-based compensation, thereby preserving the deductibility of the compensation expense relating to these awards under Section 162(m) of the Code.

The 2004 Stock Plan, as amended, provides that when restricted stock grants and stock bonus awards that are intended to constitute “qualified performance-based compensation” are granted, the Human Resources Committee will establish (a) the objective performance goals that must be met, (b) the period during which performance will be measured, (c) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (d) any other conditions that the Human Resources Committee deems appropriate and consistent with the 2004 Stock Plan and Section 162(m) of the Code. The Human Resources Committee will establish the performance goals in writing either before the beginning of the performance period or soon after the beginning of such period. The performance goals established by the Human Resources Committee for this purpose will be intended to satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Human Resources Committee will not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Human Resources Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals. After the announcement of our financial results for the performance period, the Human Resources Committee will certify and announce the results for the performance period. If and to the extent that the Human Resources Committee does not certify that the performance goals have been met, the grants of restricted stock and stock bonus awards for the performance period will be forfeited or will not be made, as applicable.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following objective measures: the price of our common stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, decreasing or increasing the level of all, or a portion of, our assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals and cost targets or goals relating to acquisitions or divestitures. The business criteria may relate to the employee’s business unit or the performance of CSS and its subsidiaries as a whole, or any combination of the foregoing, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Human Resources Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Human Resources Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in our public filings, (v) restructuring activities reported in our public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the performance period.

Deferrals.  The 2004 Stock Plan provides that the Human Resources Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any grant under the 2004 Stock Plan. The Human Resources Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions.  If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the 2004 Stock Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the 2004 Stock Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Human Resources Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2004 Stock Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change of control, described below, will apply.

Change of Control.  Unless the Human Resources Committee determines otherwise, effective upon a change of control:

•	The Human Resources Committee will provide each grantee with outstanding grants not less than ten days’ advance written notice of such change of control;

•	All outstanding stock options and SARs will automatically accelerate and become fully exercisable; and

•	The restrictions and conditions on all outstanding restricted stock grants and stock bonus awards will immediately lapse.

Except as noted below, in the event of a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), all outstanding stock options and SARs not previously exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). In the alternative, the Human Resources Committee may take any of the following actions with respect to any or all outstanding options or SARs:

•	Require that grantees surrender their stock options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Human Resources Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the stock options or the base amount of the SARs, as applicable; or

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Human Resources Committee deems appropriate.

For purposes of the 2004 Stock Plan, a change of control will generally be deemed to have occurred if one of the following events occurs:

•	Any person becomes the beneficial owner of securities representing 50% or more of the voting power of our securities, provided that a change of control will not be deemed to occur as a result of a change in ownership due to the death of a stockholder or as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

•	Consummation of (i) a merger or consolidation as a result of which our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company; (ii) a sale or other disposition of all or substantially all of our assets; or (iii) our liquidation or dissolution.

Transferability of Grants.  Generally, only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. However, a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Human Resources Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Human Resources Committee may determine.

Participants Outside of the United States.  If any individual who receives a grant under the 2004 Stock Plan is subject to taxation in a country other than the United States, the Human Resources Committee may make the grant on such terms and conditions as the Human Resources Committee deems appropriate to comply with the laws of the applicable country, and otherwise may take specified actions as may be necessary or appropriate to comply with such laws.

No Repricing of Stock Options.  Neither our Board nor the Human Resources Committee can amend the 2004 Stock Plan or stock options previously granted under the 2004 Stock Plan to permit a repricing of options, without prior stockholder approval.

Amendment and Termination of the 2004 Stock Plan.  Our Board may amend or terminate the 2004 Stock Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2004 Stock Plan will terminate on August 3, 2014, unless the 2004 Stock Plan is terminated earlier by our Board or is extended by our Board with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation.  If restricted stock grants or stock bonus awards are granted as qualified performance-based compensation under Section 162(m) of the Code, the qualified performance-based compensation provisions of the 2004 Stock Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved such provisions.

Grants Under the 2004 Stock Plan.  As of June 11, 2008, stock bonus awards representing an aggregate of 54,150 shares of our common stock under the 2004 Stock Plan, all of which remain subject to restrictions under the 2004 Stock Plan, and stock options to purchase an aggregate of 883,000 shares of our common stock (net of cancellations) had been granted under the 2004 Stock Plan; options to purchase 30,856 shares previously were exercised, and options to purchase 852,144 shares were outstanding. No restricted stock grants or SARs have been issued under the 2004 Stock Plan.

The last reported sale price of a share of our common stock on June 11, 2008, was $27.30 per share.

Federal Income Tax Consequences of the 2004 Stock Plan

The federal income tax consequences of grants under the 2004 Stock Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2004 Stock Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to grantees, as the tax consequences may vary depending on the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the 2004 Stock Plan. Future appreciation on shares of our common stock held after the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•	If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under Section 83(b) of the Code.

•	If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•	A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1,000,000 in any year. Qualified performance-based compensation is excluded from the $1,000,000 deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2004 Stock Plan will be qualified performance-based compensation. If the Plan Amendment is approved by our stockholders, restricted stock grants and stock bonus awards granted under the 2004 Stock Plan may be designated as qualified performance-based compensation if the Human Resources Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. Unless the Human Resources Committee determines otherwise, a grantee may satisfy such withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

PROPOSAL 3 — APPROVAL OF THE MANAGEMENT INCENTIVE PROGRAM

The Proposal

At the Meeting, the stockholders will vote on a proposal to approve the CSS Industries, Inc. Management Incentive Program, as amended (the “MIP”). The MIP was originally adopted by the Human Resources Committee on April 17, 2007. The MIP was most recently amended by the Human Resources Committee on June 3, 2008 to add the flexibility for the Human Resources Committee to make incentive awards under the MIP that qualify for the performance-based compensation exemption under Section 162(m) of the Code. On the recommendation of our Human Resources Committee, our Board is seeking stockholder approval of the MIP, as amended, so that the Human Resources Committee may issue incentive awards under the MIP that qualify for the performance-based compensation exemption under Section 162(m) of the Code and, therefore, be exempt from the $1,000,000 deduction limit under Section 162(m) of the Code.

The MIP provides for the award of cash bonuses to our executive officers and our other key employees, as well as those of our subsidiaries, based on the attainment of certain performance goals. Our Board believes that the MIP furthers our compensation structure and strategy and encourages results-oriented actions on the part of executive officers and other key employees. Our Board believes that our interests, as well as the interests of our stockholders, will be advanced if we have the ability to structure incentive awards under the MIP to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Code. If our stockholders do not approve the MIP, incentive awards to our officers and to our other key employees, as well as those of our subsidiaries, that were conditioned on the stockholder approval of the MIP will not be payable to such officers and other key employees, regardless of whether the awards would otherwise be earned.

The material terms of the MIP are summarized below. A copy of the MIP is attached to this Proxy Statement as Appendix 2. This summary of the MIP is not intended to be a complete description of the MIP and is qualified in its entirety by the actual text of the MIP, to which reference is made.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE PROGRAM.

Types of Awards.  The MIP provides that incentive awards may be granted that qualify as “qualified performance-based compensation” under Section 162(m) of the Code. In addition to such awards, the Human Resources Committee may grant awards under the MIP that do not qualify as such; provided, however, that in no event may an award be granted under the MIP in substitution or replacement of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If the stockholders do not approve the MIP, no incentive awards may be issued under the MIP that would be exempt from the $1,000,000 deduction limitation under Section 162(m) of the Code. All incentive awards payable under the MIP are paid entirely in a lump sum in cash.

Administration.  The MIP is administered and interpreted by our Human Resources Committee. The Human Resources Committee has the power to (i) select participants for the MIP; (ii) determine the terms and conditions of each award, including without limitation the amount of cash, if any, to be paid to each participant; (iii) establish the performance objectives for any performance period in accordance with the terms of the MIP and certify whether such performance objectives have been obtained; (iv) establish and amend rules and regulations relating to the MIP, and to make all other determinations necessary and advisable for the administration of the MIP; (v) adopt subplans to the MIP; and (vi) correct any defect, supply any omission or reconcile any inconsistency in the MIP or any award. The determinations of the Human Resources Committee are made in its sole discretion and are final, binding and conclusive.

Eligibility for Participation.  Our executive officers are eligible to receive awards under the MIP. In addition, any of our other key employees, as well as those of our subsidiaries, will be eligible to receive an award under the MIP, if designated by the Human Resources Committee as eligible to participate in the MIP for a particular performance period. Approximately 2,200 employees are eligible to participate in the MIP, although in actual practice, awards are generally limited to employees at the manager level and higher. Approximately 330 employees have been selected to participate in the MIP for our 2009 fiscal year.

Awards and Performance Goals.  Prior to the beginning of each performance period, or soon thereafter, the Committee will establish in writing the performance objective or objectives that must be satisfied in order for a participant to receive an award for that performance period under the MIP. In addition, at that time, the Human Resources Committee will also specify in writing the performance period during which the performance will be measured; the portion of the incentive awards that will be payable upon the full, partial or over-achievement of specified performance objectives for that performance period; and any other conditions that the Human Resources Committee deems appropriate and consistent with the MIP and Section 162(m) of the Code, with respect to any incentive award that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code. The performance period for which performance goals will be measured under the MIP will generally be the period beginning on April 1 and ending on March 31 of the following year. The Human Resources Committee may also provide for performance periods that will be over a lesser period.

For incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the performance objectives will be objectively determinable and based upon one or more of the following criteria, as determined by the Human Resources Committee for the applicable performance period: the price of our common stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, decreasing or increasing the level of all, or a portion of, our assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. Performance goals may be established on a corporate-wide basis or with respect to one or more of our subsidiaries, or any of our subsidiaries, products, divisions or other operational units, as determined by the Human Resources Committee; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

The Human Resources Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Human Resources Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in our public filings, (v) restructuring activities reported in our public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the performance period. Any adjustment may relate to us or any of our subsidiaries or any of our subsidiaries’ divisions or other operational units, and any adjustments will be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Human Resources Committee at the time the performance goals are established. Adjustments will also be made as necessary to any performance criteria related to our common stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting our common stock.

In addition, the performance goals will satisfy the requirements of “qualified performance-based compensation” of Section 162(m) of the Code, including the requirement that the achievement of the goals be substantially uncertain at the time they were established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. For awards that are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, performance goals, as well as adjustments and timing requirements, that are different from, or additional to, those described above may be utilized, as determined by the Human Resources Committee. The performance objectives for a particular performance period need not be the same for all participants.

Maximum Incentive Award.  The maximum incentive award that may be paid in any twelve month performance period under the MIP to any participant is $2,000,000. The Human Resources Committee may establish a lower maximum incentive award as it deems necessary or appropriate.

Payment of Incentive Awards.  The Human Resources Committee will certify and announce to the participants the incentive awards that will be paid by us as soon as practicable following the final determination of our financial results for the performance period. Failure to satisfy the performance goals for the performance period will result in no payment of the incentive award to the participant. Incentive awards will generally be paid in a lump sum cash payment within two and one half months after the close of the performance period.

Reduction in Awards.  The Human Resources Committee has the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any participant under the MIP based on individual performance or any other factors that the Human Resources Committee, in its sole discretion, deems appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized under the MIP. In no event will the Human Resources Committee have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals for incentive awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Employment Requirement.  A participant generally must remain continuously employed by us or one of our subsidiaries through the day that the payment for that performance period is actually paid to such participant, unless another date is specified by the Human Resources Committee at the time that performance objectives are established. However, if a participant has remained continuously employed by us or one of our subsidiaries through the last day of any particular performance period but thereafter dies or is unable to care for his or her affairs because of illness or accident, the Human Resources Committee, in its sole discretion, may determine to pay an incentive award for such performance period to the participant or to his or her executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through such participant.

Amendment and Termination of the MIP.  The MIP will continue until the Board or the Human Resources Committee amends, suspends, discontinues or terminates the MIP, which may occur at any time, in the sole discretion of the Board or the Human Resources Committee; provided, however, with respect to awards intended as “qualified performance-based compensation,” the provisions relating to such in the MIP must be reapproved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders approved the MIP, if required by Section 162(m) of the Code or the regulations thereunder, and that no such incentive award will be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify such incentive award under the MIP as “qualified performance-based compensation” under Section 162(m) of the Code, to the extent that the applicable incentive award is intended to so qualify.

Awards Under the MIP.  The table below describes all outstanding incentive awards under the MIP that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. These incentive awards were approved by the Human Resources Committee on June 3, 2008, subject to approval of the MIP by our stockholders at this Meeting. If the stockholders do not approve the MIP, these incentive awards will not be payable under the MIP. The table that follows does not include outstanding incentive awards under the MIP for Fiscal 2009 that are not subject to stockholder approval. No individual as to whom information is included in the table below has received an incentive award under the MIP that is not subject to stockholder approval.

NEW PLAN BENEFITS

Management Incentive Program

	Target	Maximum
Name and Position	($)	($)

Christopher J. Munyan President and Chief Executive Officer	525,000	1,050,000
Clifford E. Pietrafitta, Vice President — Finance and Chief Financial Officer	239,040	478,080
Scott M. Shea President — Berwick Offray LLC	248,640	497,280
Jack Farber Chairman of the Board	0	0
William G. Kiesling, Vice President — Legal and Human Resources	240,400	480,800
Executive Group	1,582,840	3,165,680

Following is additional information relating to the awards shown in the New Plan Benefits table above:

•	The performance period for the awards shown in the table is April 1, 2008 to March 31, 2009 (referred to herein as “fiscal 2009”).

•	With respect to Messrs. Munyan, Pietrafitta and Kiesling, the sole performance metric for determining whether, and the extent to which, such awards will be paid is the achievement by CSS of diluted earnings per share in excess of a minimum “threshold” level that was determined by the Human Resources Committee. The awards will not be paid if the achieved level of diluted earnings per share equals, but does not exceed, the threshold level.

For purposes of determining if, and the extent to which, the performance goal has been achieved, CSS’ earnings per share for fiscal 2009 will be subject to certain formulaic, non-discretionary adjustments for acquisitions, divestitures, restructurings, extraordinary items and the cumulative effect of tax or accounting changes.

•	With respect to Mr. Shea, there will be two performance metrics for determining whether, and the extent to which, an award will be paid for fiscal 2009: (i) the achievement by CSS of diluted earnings per share in excess of a minimum threshold level that was determined by the Human Resources Committee, and (ii) the achievement by the BOC Design Group (the business unit for which Mr. Shea has responsibility) of operating income in excess of a minimum threshold level that was determined by the Human Resources Committee. The portion of the award attributable to each performance metric will not be paid if the achieved level of performance equals, but does not exceed, the threshold level for that performance metric. For purposes of determining if, and the extent to which, the operating income performance goal has been achieved, the BOC Design Group’s operating income for fiscal 2009 will be subject to certain formulaic, non-discretionary adjustments for restructurings, extraordinary items and the cumulative effect of tax or accounting changes. Sixty percent of Mr. Shea’s target award opportunity amount is attributable to the operating income metric and forty percent of such amount is attributable to the CSS diluted earnings per share metric.

•	The amounts payable under the MIP for the fiscal 2009 performance period will not be determined until after the performance period is completed and achievement of the performance goals is determined. The determination as whether these goals have been achieved will be made following the end of the performance period. It is not possible at this time to predict if the performance goals will be met.

Restrictions on Awards and Transfers; No Right of Employment.  A participant’s right and interest under the MIP may not be assigned or transferred. The granting of any incentive award does not create any rights in the participant with respect to his or her continued employment with us or one of our subsidiaries.

OWNERSHIP OF CSS COMMON STOCK

The following table lists all persons who we know to beneficially own at least five percent of our common stock as of June 4, 2008, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table under “Executive Compensation” below and all directors and executive officers as a group.

	Number
	of Shares		Percent
	Beneficially		of
Beneficial Owner	Owned(1)		Class(2)

Dimensional Fund Advisors LP	926,551	(3)	9.02%
Royce & Associates, LLC	1,097,249	(4)	10.68%
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,432,800	(5)	13.95%
Ellen B. Farber	1,098,233	(6)	10.69%
Scott A. Beaumont	4,000	(7)	*
James H. Bromley	191,738	(8)	1.87%
Jack Farber	753,527	(9)	7.33%
John J. Gavin	600		*
Leonard E. Grossman	139,845	(10)	1.36%
William G. Kiesling	53,626	(11)	*
James E. Ksansnak	73,334	(12)	*
Rebecca C. Matthias	15,500	(13)	*
Christopher J. Munyan	149,322	(14)	1.45%
Clifford E. Pietrafitta	164,427	(15)	1.60%
Scott M. Shea	70,540	(16)	*
All directors and executive officers of CSS as a group (thirteen (13) persons, including the individuals named above)	1,568,971	(17)	15.27%

*	Ownership is less than 1 percent of the class.

(1)	“Beneficial ownership” is determined in accordance with United States Securities and Exchange Commission (“SEC”) regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 4, 2008 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 10,273,834 shares of CSS common stock outstanding at June 4, 2008.

(3)	This information is as of December 31, 2007 and is derived from Schedule 13G filed with the SEC on February 6, 2008. Dimensional Fund Advisors LP (“Dimensional”) is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and investment power over the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares other than for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(4)	This information is as of March 31, 2008 and is derived from Form 13F filed with the SEC on May 8, 2008. Royce & Associates, LLC (“Royce”) is located at 1414 Avenue of the Americas, New York, NY 10019. Royce

disclosed in a Schedule 13G filed with the SEC on February 6, 2008 that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)	This information is as of March 31, 2008 and is derived from Form 13F filed with the SEC on May 15, 2008 by T. Rowe Price Associates, Inc. (“Price Associates”) and supplemental information provided by Price Associates. Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”) are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment advisor registered under the Investment Advisors Act of 1940, and Price Fund is an investment company registered under the Investment Company Act of 1940. Price Associates has advised us that it had sole voting power over 444,900 of the shares listed in the table, Price Fund had sole voting power over 950,000 of such shares, another mutual fund affiliated with Price Associates had sole voting power over 1,900 of such shares and that one or more institutional investors had sole voting power over the remaining 36,000 shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of the shares shown in the table.

(6)	Ellen B. Farber (f/k/a Ellen B. Kurtzman), Mr. Farber’s daughter, has a business address at 1105 North Market Street, Wilmington, DE 19801. Ms. Farber owns 83,667 shares directly. In addition, the shares shown in the table include the following: 43,475 shares held by trusts for the benefit of two of Ms. Farber’s children, for which Ms. Farber serves as co-trustee with her mother, with whom Ms. Farber shares voting and investment power as to these shares (which also are included in the number of shares shown in the table as beneficially owned by Mr. Farber); 22,982 shares held by a trust for the benefit of Ms. Farber’s son, for which Ms. Farber serves as co-trustee with her brother, with whom Ms. Farber shares voting and investment power as to these shares; 750,000 shares held by Delv, L.P. (the “Delv Partnership”); 66,732 shares held by Oliver Ernest LP (“OELP”); and 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation, the members, officers and directors of which are Ms. Farber, her mother, her father and her brother. Ms. Farber, has sole voting and investment power over the shares owned by the Delv Partnership in her capacity as the sole director, President, Treasurer and Secretary of Delv, Inc. (“Delv General Partner”), the general partner of the Delv Partnership. One-half of the outstanding common stock of the Delv General Partner is owned by each of two trusts, for which Ms. Farber serves as the sole trustee. Ms. Farber has sole voting and investment power over the shares owned by the Farber Family Foundation, Inc. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. With regard to the shares held by OELP, Ms. Farber has voting and investment power over these shares in her capacity as manager of a limited liability company that serves as the general partner of OELP. Ms. Farber disclaims beneficial ownership of all shares held by the Farber Family Foundation, Inc., the Delv Partnership, OELP and the aforementioned trusts to the extent that she does not have a pecuniary interest in them.

(7)	The shares shown in the table include options to purchase 2,500 shares of common stock.

(8)	The shares shown in the table include options to purchase 44,500 shares of common stock.

(9)	The shares shown in the table include 266,951 shares held by a revocable trust for the benefit of Mr. Farber as to which Mr. Farber is trustee and holds the power of revocation and 351,042 shares held by a revocable trust for the benefit of Vivian Farber, Mr. Farber’s spouse, as to which Vivian Farber is trustee and holds the power of revocation. In addition, among the shares beneficially owned by Mr. Farber are 60,383 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son; 43,475 shares owned by trusts for the benefit of two of Mr. Farber’s grandchildren, for which Mr. Farber’s spouse serves as co-trustee with his daughter, Ellen B. Farber, with whom Vivian Farber shares voting and investment power as to these shares (which are also included in the number of shares shown in the table as beneficially owned by Ellen Farber); and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. Not included in the number of shares beneficially owned by Mr. Farber are 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son. Mr. Farber’s daughter, Ellen B. Farber, has sole voting and investment power over these shares. As a matter of policy, the Farber Foundation and the Farber Family Foundation, Inc. will not vote the shares of common stock that they own. Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Foundation, the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(10)	The shares shown in the table include options to purchase 38,500 shares of common stock.

(11)	The shares shown in the table include options to purchase 21,950 shares of common stock. The shares shown in the table also include 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Kiesling, Munyan and Pietrafitta are the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Kiesling disclaims beneficial ownership of the shares owned by the Farber Foundation.

(12)	The shares shown in the table include 22,834 shares owned by a trust for the benefit of Mr. Ksansnak and options to purchase 14,500 shares of common stock.

(13)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 14,500 shares of common stock.

(14)	The shares shown in the table include options to purchase 91,100 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Munyan disclaims beneficial ownership of the shares held by the Farber Foundation.

(15)	The shares shown in the table include options to purchase 98,401 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Pietrafitta disclaims beneficial ownership of the shares held by the Farber Foundation. Approximately 31,716 of the shares shown in the table are held in an account with a financial institution, the holdings of which serve as collateral for a loan extended to Mr. Pietrafitta.

(16)	The shares shown in the table include options to purchase a total of 50,764 shares of common stock.

(17)	The shares shown in the table include options to purchase a total of 417,318 shares of common stock.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER CSS’ EQUITY COMPENSATION PLANS

The following table provides information as of March 31, 2008 about CSS’ 1994 Equity Compensation Plan (the “1994 Stock Plan”), 1995 Stock Option Plan for Non-Employee Directors (the “1995 Stock Plan”), 2000 Stock Option Plan for Non-Employee Directors (“2000 Stock Plan”), 2004 Stock Plan and 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”), which are CSS’ only equity compensation plans under which stock options are currently outstanding. Each of these plans was approved previously by the stockholders of CSS.

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities	Weighted-	Remaining Available
	to be Issued	Average	for
	Upon	Exercise Price	Future Issuance
	Exercise of	of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options	Options	Plans

Equity compensation plans approved by security holders	1,523,090	$28.34	1,324,350
Equity compensation plans not approved by security holders	—	—	—

Total	1,523,090	$28.34	1,324,350

CORPORATE GOVERNANCE

Board Meetings; Director Attendance at Annual Meeting of Stockholders

The Board held nine meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All of the members of the Board at the time attended our 2007 Annual Meeting of Stockholders.

Board Committees; Committee Membership; Committee Meetings

CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, an Executive Committee and two committees with the same membership that administer the 1995 Stock Plan and the 2000 Stock Plan, respectively. The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2008. The notes to the table identify the committee membership changes that occurred during the 2008 fiscal year.

			Nominating &		1995 Stock Plan and
Director	Audit	Human Resources	Governance	Executive	2000 Stock Plan
Name	Committee	Committee	Committee	Committee	Committees

Scott A. Beaumont			X
James H. Bromley	X	X	X *	X
Jack Farber				X *	X
John J. Gavin(1)		X
Leonard E. Grossman	X *			X
James E. Ksansnak	X	X *
Rebecca C. Matthias		X	X
Christopher J. Munyan					X
Number of Meetings in 2008 Fiscal Year	5	6	3	1	0

*	denotes Committee Chairman.

(1)	Mr. Gavin became a director and a member of the Human Resources Committee on October 25, 2007. On that date the size of the Board was increased from seven directors to eight, and the size of the Human Resources Committee was increased from three directors to four.

Audit Committee

The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the United States Securities and Exchange Commission (“SEC”); oversees CSS’ compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees CSS’ internal controls and periodically discusses with management CSS’ major risk exposures and steps that management has taken to monitor and control such exposures.

You may contact CSS’ Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

The Board has determined that Messrs. Bromley, Grossman and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. The services can be pre-approved by the Audit Committee or by any member or members of the Audit Committee, provided that no member has authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $50,000 for such service and no two members have authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $100,000 for such service. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

The Audit Committee has a Charter. It may be reviewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it. This and all of the other references in this proxy statement to our website are intended to be inactive textual references only.

Human Resources Committee

The Human Resources Committee has responsibility and authority to review, modify and approve CSS’ corporate goals and objectives relevant to compensation of the Chief Executive Officer and other CSS executive officers; review, modify and approve the structure of CSS’ executive compensation; evaluate the compensation (and performance relative to compensation) of the Chief Executive Officer; determine the amounts and individual elements of total compensation for the Chief Executive Officer; evaluate (in conjunction with the Chief Executive Officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee (presently $200,000) and approve the individual elements of total compensation for such employees.

In addition, the Human Resources Committee has responsibility and authority to evaluate CSS’ compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of CSS’ annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to CSS’ employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2004 Stock Plan; and administer grants previously made under the 1994 Stock Plan.

With regard to executive compensation decision-making, the Human Resources Committee met on several occasions in the latter half of fiscal 2008 to consider, among other things, potential changes with regard to the structure of CSS’ executive compensation program for fiscal 2009. In early fiscal 2009, the Human Resources Committee met to consider the prior fiscal year’s performance of CSS’ executive officers, including the Chief Executive Officer, and other senior members of the management of CSS and its subsidiaries; determine (preliminarily, subject to completion of the annual audit of CSS’ financial statements by CSS’ independent registered public accounting firm) the extent to which incentive compensation has been earned with regard to the prior fiscal year; and determine annual base salaries for fiscal 2009. Incentive compensation performance objectives and available award levels for fiscal 2009 were considered and determined at meetings of the Human Resources Committee held in the first quarter of fiscal 2009.

In advance of meetings of the Human Resources Committee, the Chief Executive Officer provides the Human Resources Committee with written materials containing compensation and performance-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the Chief Executive Officer. These materials are prepared by the Chief Executive Officer with the aid of other CSS executive officers and legal and human resources department staff.

Prior to setting executive compensation for the 2008 fiscal year, the Human Resources Committee directly engaged Mercer, an executive compensation consulting firm, to provide a competitive assessment of CSS’ compensation levels for certain of CSS’ executive officers with respect to base salaries, annual incentives and long-term incentives. Mercer’s responsibilities included the development of a peer group of comparable public companies, analysis of their proxy statement compensation data, analysis of compensation information from a general industry group and presentation of Mercer’s recommendations and findings in a written report furnished to the Human Resources Committee. Mercer’s findings and recommendations were considered by the Human Resources Committee in making executive compensation decisions for fiscal 2008.

Prior to setting executive compensation for the 2009 fiscal year, the Human Resources Committee directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to provide a competitive assessment of CSS’ compensation levels for certain of CSS’ executive officers with respect to base salaries, annual incentives and long-term incentives. F.W. Cook’s responsibilities included the development of a peer group of comparable public companies, analysis of their proxy statement compensation data, analysis of compensation information from a general industry group, preparation of a written report and presentation of F.W. Cook’s findings and recommendations at a Human Resources Committee meeting. F.W. Cook’s findings and recommendations were considered by the Human Resources Committee in making executive compensation decisions for fiscal 2009.

In January 2007, the Human Resources Committee adopted a practice of considering approval of stock option grant recommendations effective on the third trading day after the public release of CSS’ financial results for the preceding quarter. Accordingly, annual grants under CSS’ equity compensation plans for the 2009 fiscal year were approved by the Human Resources Committee in June 2008.

In addition to providing information and recommendations to the Human Resources Committee, certain CSS executive officers participate in meetings of the Human Resource Committee and confer with the compensation consultants retained by the Human Resources Committee. Executive officers do not participate, and are not present, during portions of meetings when the Human Resources Committee considers their individual performance and approves their compensation.

The Human Resources Committee has a Charter. It may be viewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it.

Human Resources Committee Interlocks and Insider Participation

As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee, and the members of the Human Resources Committee are James E. Ksansnak, James H. Bromley, John J. Gavin and Rebecca C. Matthias. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2008 or had any relationship requiring disclosure under SEC regulations.

Procedures and Processes with Regard to Director Compensation

The Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of the Board. The Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. Any changes that the Board approves with respect to fees paid to non-employee directors become effective on the date of the Board’s annual organizational meeting, typically held immediately following the Annual Meeting of Stockholders of CSS.

In recent years, both CSS’ executive officers and the Human Resources Committee have presented information, data and recommendations to the Board with respect to the form and amount of director compensation. Additionally, in 2006, the Human Resources Committee retained the services of Mercer to analyze competitive market practices for director compensation based on the same group of peer companies developed by Mercer in connection with Mercer’s 2006 report to the Human Resources Committee regarding executive compensation. Mercer presented its findings to the Human Resources Committee, which in turn reported the substance of Mercer’s findings to the Board. In approving the changes to the fees paid to non-employee directors that became effective in

August 2006 and in approving the 2006 Stock Plan, under which equity compensation is provided to non-employee directors of CSS, the Board considered Mercer’s findings and the recommendations of the Human Resources Committee and the recommendations of Mr. Farber.

At a meeting in August 2007, the Board of Directors determined that no changes would be made with regard to director compensation for the ensuing year. In making this determination, the Board of Directors referenced information and recommendations provided by Mr. Farber.

The 2006 Stock Plan became effective upon approval by CSS’ stockholders at the 2006 Annual Meeting of Stockholders of CSS. The Board has administration authority over the 2006 Stock Plan, but it does not have general authority under the 2006 Stock Plan with respect to the eligibility or selection of directors to receive option grants, the frequency of such grants, the number of shares subject to option grants, the exercisability or termination of such options or the exercise price of such options, all of which are mandated by the specific provisions of the 2006 Stock Plan. See “Director Compensation — Fiscal 2008” on page 43 for further information on the 2006 Stock Plan.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.

The Nominating and Governance Committee has a Charter. It may be reviewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it.

Executive Committee

The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

1995 Stock Plan and 2000 Stock Plan Committees

The members of the Stock Option Committee under both the 1995 Stock Plan and the 2000 Stock Plan are determined pursuant to provisions of these plans specifying that such plans shall be administered by a Committee of the Board consisting of directors who are not eligible to participate in the plans. The 1995 Stock Plan Committee and the 2000 Stock Plan Committee administer the 1995 Stock Plan and the 2000 Stock Plan, respectively. Although both of these plans have expired and no new grants may be issued under these Plans, stock options previously issued under these plans are currently outstanding. Both the 1995 Stock Plan and the 2000 Stock Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committees. Grants under the 1995 Stock Plan were made from 1996 until 2000. Grants under the 2000 Stock Plan were made from 2001 until 2005.

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of the CSS website. Also available on the Investors page are other corporate governance documents, including our Code of Ethics and Internal Disclosure Procedures for our employees, Code of Business Conduct and Ethics for our Directors, the Charter of the Audit Committee, the Charter of the Nominating and Governance Committee and the Charter of the Human Resources Committee. You may access these documents on our website at www.cssindustries.com/investors. Each of the documents mentioned in this paragraph is also available in print to any stockholder who requests it.

Board Independence

The Board has affirmatively determined that each of Scott A. Beaumont, James H. Bromley, John J. Gavin, Leonard E. Grossman, James E. Ksansnak and Rebecca C. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any twelve month period, more than $100,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of two percent of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards. These categorical standards are set forth in our Corporate Governance Principles, which are available on our website at www.cssindustries.com/investors.

Executive Sessions of Non-Management Directors

James H. Bromley, in his capacity as Chair of the Nominating and Governance Committee, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.

Communications with the Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Mr. Bromley c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Mr. Bromley will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as he deems appropriate.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of CSS’ stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes set forth above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees. Under our By-Laws, (i) no director, other than a director serving as Chairman of the Board, is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such Director reaches or has reached his or her 75th birthday, and (ii) a director serving as Chairman of the Board is not eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such director reaches or has reached his or her 80th birthday.

Stockholders can recommend candidates for nomination by writing to Mr. Bromley, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. In order to enable consideration of the candidate in connection with our 2009 Annual Meeting of Stockholders, a stockholder must submit the following information by February 20, 2009: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. The manner in which the Nominating and Governance Committee evaluates the potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee.

Mr. Gavin was recommended as a nominee to stand for election as a director by two executive officers and certain non-management directors of CSS.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)

CSS has a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, which contains specific provisions relating to the Chief Executive Officer and senior financial employees of CSS. The Employee Code is available on the Investors page of the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the SEC and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. The Director Code is available on the Investors page of the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the Investors page of our website.

RELATED PARTY TRANSACTIONS

Our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. Furthermore, our codes of conduct are intended to ensure that transactions that may involve a conflict of interest are identified, reviewed and approved. Under our

Director Code, directors are required to avoid conflicts of interest, including conflicts that may arise indirectly from activities of their immediate family members, and to report to the Chair of the Nominating and Governance Committee any situation that involves or may reasonably be expected to involve a conflict of interest.

Under our Employee Code, employees of CSS and its subsidiaries, including our executive officers, are expected at all times, as part of a general obligation to observe honest and ethical behavior in the performance of their job responsibilities, to avoid conflicts of interest, including conflicts that may arise due to activities of family members. Under our Employee Code, employees are expected to engage in dialog with their supervisors to bolster awareness of situations that may give rise to ethical questions, including those relating to conflicts of interest. Our Employee Code also provides that employees are expected to report suspected violations of the Employee Code to our legal department for investigation. Our Chief Executive Officer, Chief Financial Officer, controller and other persons performing similar functions are required under our Employee Code to disclose to our General Counsel any material transaction or relationship that reasonably could be expected to give rise to a violation of the Employee Code, including actual or apparent conflicts of interest.

To the extent that any material transaction that may give rise to a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our General Counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.

On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance with it, to identify any instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K. Since the beginning of our 2008 fiscal year, we did not have any transactions required to be reported under Item 404(a) of SEC Regulation S-K.

OUR EXECUTIVE OFFICERS

Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below:

Robert Collins	Mr. Collins, 52, has been President of our Paper Magic Group, Inc. (“Paper Magic”) subsidiary since November 2006. From August 2003 to November 2006, he served as Vice President — Manufacturing of Paper Magic. From September 2000 to March 2003, he served as President, Worldwide Metal Ceilings Group, International Building Products Division of Armstrong World Industries, Inc., a manufacturer of floors, ceilings and cabinets.

Jack Farber	Mr. Farber, 75, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Donald R. French	Mr. French, 58, has served as President of our C.R. Gibson, LLC subsidiary since December 2007. From September 2003 until December 2007, he served as Vice President — Marketing of our Paper Magic subsidiary. Prior to that, he served as Director of Marketing of Paper Magic from April 1999 until September 2003.

William G. Kiesling	Mr. Kiesling, 45, has been our Vice President — Legal and Human Resources and General Counsel since August 2006. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate

General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.

Christopher J. Munyan	Mr. Munyan, 43, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From November 1999 until October 2005, Mr. Munyan served as President of Berwick Offray, a subsidiary of CSS. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President-Finance and Administration. Mr. Munyan has served as one of our directors since April 2006.

Clifford E. Pietrafitta	Mr. Pietrafitta, 46, has been our Vice President-Finance since November 1995 and has been our Chief Financial Officer since January 1999. From 1991 to January 1999, he was our Treasurer.

Scott M. Shea	Mr. Shea, 49, has been President of our Berwick Offray subsidiary since October 2005 and President of our Cleo Inc (“Cleo”) subsidiary since November 2006. From January 2001 until October 2005, he served as Senior Vice President — Manufacturing and Distribution of Berwick Offray. From May 1994 to January 2001, he served Berwick Offray in various capacities, including Vice President-Manufacturing and Distribution.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

Fiscal 2008 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for the fiscal year ended March 31, 2008 (sometimes referred to below as “fiscal 2008”) was designed to meet the following objectives:

•	Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of our company or subsidiaries, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of fiscal 2008 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation
Annual Incentive Compensation	Performance Incentives
Competitive Compensation
Stock Options	Stockholder Incentives
Competitive Compensation
Retention Incentives

Our executive compensation program for fiscal 2009 includes each of the same types of compensation as those described above, as well as stock bonus awards of restricted stock units to our named executive officers. For further information, see “Long-Term Incentives — Equity Compensation” on page 29.

Use of Comparative Data

In making executive compensation determinations, we reference peer group data and published compensation surveys and use them as a reference point to support our compensatory determinations. However, we do not benchmark executive compensation against comparable compensation of a peer group or general industry group.

In connection with our determination of executive compensation levels for fiscal 2008, the Human Resources Committee engaged Mercer to prepare an analysis comparing the level of compensation that we provide to our five most highly compensated executive officers (other than Mr. Farber) to comparable data obtained from survey sources and to the level of compensation provided by a group of peer companies to their executive officers. With regard to salary and annual incentive compensation, management’s proposed compensation adjustments for fiscal 2008 included all executive officers other than Mr. Munyan. Management’s recommendations for stock option grants for fiscal 2008 included all proposed grant recipients, including Mr. Munyan.

We used the data and analysis provided to us by Mercer as a point of reference in making our determinations with respect to salaries. Mercer’s analysis was based on market survey data as well as the practices of a peer group of companies selected by Mercer consisting of American Greetings Corporation; Blyth, Inc.; JAKKS Pacific, Inc.; Lenox Group Inc.; Nashua Corporation; Paxar Corporation; Playtex Products, Inc.; Russ Berrie and Company, Inc.; and Yankee Candle Company. The peer group data compared executives based on their pay rank; in other words, it compared our highest paid executive to the highest paid executives in the peer group companies, our second highest paid executive to the second highest paid executives in the peer group companies, etc.

The market survey data was obtained from the 2006 Mercer Benchmark Database and the 2006 Watson Wyatt Top Management Compensation Survey. Mercer used the market survey data to compare compensation for each of our named executive officers to compensation paid to executives having similar responsibilities at non-durable manufacturing industry companies with revenues comparable to those of CSS. In the case of Mr. Shea, his compensation was compared to that of individuals having comparable positions with non-durable manufacturing industry companies having revenues comparable to those of our BOC Design Group, for which Mr. Shea serves as President.

For the purposes of its analysis, Mercer utilized the 50th percentile of the companies in the survey market data and in the peer group as a market reference point. Mercer advised us that it considered compensation that is within 15 percent above or below the market reference point to be within the competitive range.

Mercer’s analysis indicated that Mr. Munyan’s fiscal 2007 salary of $450,000 per year fell below the competitive range indicated by both the survey data and the peer group data. As to the other executive officers included in the analysis, Mercer’s report indicated that their fiscal 2007 salaries were within the competitive range indicated by the survey data, and either within or below the competitive range with regard to the peer group companies. Mercer’s analysis indicated the proposed new salaries for fiscal 2008 would continue to be within the competitive range indicated by the survey data, and either within or below the competitive range with regard to the peer group companies.

In addition to salary data, Mercer provided survey and peer group data that took into account annual incentive compensation and long term incentive compensation. We considered this information as a point of reference in determining the target amount of annual incentive compensation that could be earned by the Company’s named executive officers under the Company’s Management Incentive Program for fiscal 2008 and in determining the level of long term incentive compensation granted to our executive officers with respect to fiscal 2008. Mercer’s analysis indicated that target total cash compensation (i.e., salary, plus target annual incentive compensation) for our executive officers for fiscal 2007, and as proposed by management for fiscal 2008, was either within or above the competitive range indicated by survey and peer group data. Taking into account the proposed long term incentives for fiscal 2008, Mercer’s report indicated that the proposed fiscal 2008 target total direct compensation (i.e., salary, plus target annual incentive compensation, plus long term incentive compensation) for the executive officers included in Mercer’s study would be within or below the competitive range indicated by both the survey and the peer group data.

In connection with our consideration of executive compensation for fiscal 2009, the Human Resources Committee retained F.W. Cook to perform an executive compensation review, and F.W. Cook’s comparative data was derived using a different peer group than had been used by our compensation consultant for fiscal 2008. F.W. Cook utilized the following companies in its peer group analysis: American Greetings Corporation; Blyth, Inc.; Central Garden & Pet Company; The Dixie Group, Inc.; Ennis, Inc.; FTD Group, Inc.; Helen of Troy Limited; Hooker Furniture Corporation; JAKKS Pacific, Inc.; Knoll, Inc.; Libbey Inc.; Lifetime Brands, Inc.; Nashua Corporation; National Presto Industries, Inc.; RC2 Corporation and Russ Berrie and Company, Inc. These peer group companies were selected by F.W. Cook based on comparability to CSS in terms of size and type of business and were approved by the Human Resources Committee taking into account F.W. Cook’s recommendations.

Salaries

For the fiscal year ended March 31, 2008, we increased Mr. Munyan’s annual salary by approximately 6.67% from $450,000 to $480,000, and we approved salary increases for Messrs. Kiesling, Pietrafitta and Shea in the range of 5 percent to 6 percent. We did not increase Mr. Farber’s salary.

In setting salaries for fiscal 2008, we considered each executive’s position and responsibilities. In the case of Messrs. Kiesling, Pietrafitta and Shea, we also considered salary adjustment recommendations provided by Mr. Munyan. Furthermore, other factors, including an executive’s experience and our historical compensation practices, affected our determination of salary levels. As indicated above, we also referenced the analysis provided by Mercer to support our salary determinations. With regard to Mr. Munyan, based upon information provided by Mercer we observed that an annual base salary of $480,000 would be within the competitive range indicated by survey data, although it would still be below the competitive range indicated by the peer group data. With regard to the other named executive officers included in the Mercer study, we referenced information provided by Mercer indicating that their new base salaries would be within the competitive range indicated by the survey data and either within or below the competitive range indicated by the peer group data.

Annual Incentive Compensation

We provide annual incentive compensation opportunities under our Management Incentive Program. We design annual incentive compensation to make a meaningful amount of an executive’s target total cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives. We set target award levels for our executive officers based on a percentage of their respective salaries. For the fiscal year ended March 31, 2008, the applicable percentages were as follows:

Percentage of Salary Payable
Name	at Target Award Level

Christopher J. Munyan	100%
Clifford E. Pietrafitta	100%
William G. Kiesling	80%
Scott M. Shea	80%

The Human Resources Committee determined not to include Mr. Farber in the Management Incentive Program.

For named executive officers other than subsidiary presidents, the payment of any award under our Management Incentive Program was contingent upon our earnings per share (“EPS”) equalling or exceeding a minimum level established by the Human Resources Committee. For the fiscal year ended March 31, 2008, the minimum EPS level was $2.42 per share. If the minimum EPS level was met, then the total award available generally would be based on the extent to which EPS exceeded the minimum level. At the minimum level, 40 percent of the target award opportunity was available. If target EPS of $2.72 per share were reached, the available award would equal 100 percent of the target award opportunity. If EPS exceeded target levels, the total available award would be increased further, subject to a maximum available award amount equal to 200% of the target award opportunity, which amount would be payable if EPS was equal to or in excess of $3.22 per share.

If the minimum EPS level was achieved, one half of the available award automatically would be payable to the executive officer, contingent upon that executive officer being employed by us at the time that awards under the Management Incentive Program are paid. The remaining amount of the available award would be paid based on the executive officer’s achievement with respect to individual performance goals approved by the Human Resources Committee. An amount in excess of the remaining amount of the available award could be paid if an executive officer’s performance exceeded his individual performance goals and the Human Resources Committee determined to make an additional payment.

For subsidiary presidents, a part of the incentive award was contingent upon our reaching the minimum EPS level, while the other part was contingent upon achievement by the subsidiary president’s operating group of a minimum level of net operating income (“NOI”). As is the case with the EPS award, the NOI portion of the award is adjusted based on the amount by which the minimum NOI level is exceeded. If both EPS and NOI target levels were achieved, 80 percent of the available award would be attributable to NOI and 20 percent would be attributable to EPS.

If the minimum levels of EPS and NOI were reached, all of the available award attributable to EPS and 50 percent of the available award attributable to NOI automatically would be payable to the subsidiary president, contingent upon that subsidiary president being employed by us at the time that annual awards under the Management Incentive Program are paid. The remaining amount of the available award would be paid based on the subsidiary president’s achievement with respect to individual performance goals approved by the Human Resources Committee. As is the case with the other executive officers, a greater amount could be paid based on achievement that exceeds the individual goals.

We selected EPS as a principal measure of performance because we believe it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. In calculating EPS for purposes of the Management Incentive Program for fiscal 2008, we excluded charges related to the restructuring plan announced in January 2008 to close certain of the Company’s manufacturing and warehouse facilities because we do not believe that these charges appropriately reflect management performance. We selected NOI as a performance measure for our subsidiary presidents because it provides a reliable overall measure of the performance of the operations under the supervision of the subsidiary president.

At the time we set the target levels for EPS and NOI, we believed they were achievable. Nevertheless, a strong performance would be required to achieve these levels, and we believed actual achievement of the minimum and target levels for both EPS and NOI was substantially uncertain.

For fiscal 2008, our EPS (as adjusted to exclude costs related to the restructuring plan to close certain of the Company’s manufacturing and warehouse facilities) was at a level that provided an available award equal to 56.43 percent of target for the named executive officers employed by CSS and for the EPS portion of the subsidiary presidents’ available award. The NOI portion of Mr. Shea’s available award was based on the performance of our BOC Design Group (consisting of Berwick Offray LLC and Cleo Inc), which equalled 56.67 percent of target.

In addition, as noted above, a portion of the available incentive award was based on the achievement of individual goals. Mr. Munyan’s goals were tailored to his responsibilities as our Chief Executive Officer, and related to several company-wide organic growth, efficiency and cost reduction initiatives and an initiative relating to the

Company’s review and handling of acquisition opportunities. Goals for each other executive were tailored to the particular responsibilities of the executive, including objectives relating to our financial functions with regard to Mr. Pietrafitta, our legal and human resources functions with regard to Mr. Kiesling, and items such as specified sales growth, specified inventory reduction and specified shipping performance objectives for Mr. Shea.

Based on our EPS, the NOI of our subsidiary operations and achievement of individual performance goals, our payments to the named executive officers were as follows:

		Actual Award as
		Percentage of
	Actual	Target
	Award	Award Opportunity
Name	($)	(%)

Christopher J. Munyan	297,973	62.1
Clifford E. Pietrafitta	152,825	57.3
Scott M. Shea	122,008	52.5
William G. Kiesling	131,235	58.7

Although these awards were made under our annual Management Incentive Program, we believe, based on the Committee’s determination to exclude from the EPS calculation charges related to the restructuring plan announced in January 2008 to close certain of the Company’s manufacturing and warehouse facilities, that these awards do not qualify under applicable SEC regulations for inclusion in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Therefore, we have shown these awards in the “Bonus” column of the Summary Compensation Table.

In June 2008, we approved, subject to approval by CSS’ stockholders of our Management Incentive Program, the criteria on which incentive compensation under such program may be paid to our named executive officers for fiscal 2009. For further information, please see the “New Plan Benefits” table and accompanying discussion beginning on page 13.

Long-Term Incentives — Equity Compensation

We utilize equity compensation as our principal form of long-term compensation. During fiscal 2008, our equity compensation grants were in the form of options to purchase our common stock. The stock options granted during fiscal 2008:

•	have a term of five years;

•	vest as to one-quarter of the underlying shares on each of the first four anniversaries of the date of grant, and

•	have an exercise price equal to the last sales price reported by the New York Stock Exchange on the trading day preceding the date of grant.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is entirely dependent on the increase in the market price of our common stock following the date of grant.

In May 2007, we granted stock options to each of our named executive officers other than Mr. Farber. The number of shares underlying stock options granted to the named executive officers are set forth in the Grants of Plan-Based Awards table on page 37 under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” In determining the number of shares underlying the options granted to our named executive officers we considered the recommendations of management and Mercer’s analysis of management’s recommended grant levels as compared to peer group and survey data. We referenced information from Mercer indicating that the value of the stock option grants proposed by management (as determined by Mercer utilizing the Black-Scholes pricing model) when considered as a percentage of salary would be below the competitive median range indicated by the peer group data. Additionally, we referenced information provided by Mercer indicating that the stock option grant levels proposed by management would result in target total direct compensation (i.e., salary, plus target annual incentive compensation, plus long term incentive compensation) for the executive officers included in Mercer’s study being within or below the competitive range indicated by both the survey data and the peer group data.

For additional information regarding stock option terms, see the discussion accompanying the Grants of Plan-Based Awards Table beginning on page 37. The amount shown in “Option Awards” column of the Summary Compensation Table reflects the dollar amount of stock option compensation expense recognized for financial statement purposes. Therefore, it includes amounts with respect to only a portion of the stock options granted during the fiscal year ended March 31, 2008, while also including amounts from earlier option grants. See footnote 2 to the Summary Compensation Table on page 36 for further information.

For fiscal 2009, we granted equity compensation awards to our named executive officers (other than Mr. Farber) in the form of both stock options and stock bonus awards of restricted stock units that vest only if certain performance goals are achieved. The equity compensation grants awarded to the named executive officers for fiscal 2009 differ from those provided in fiscal 2008 in certain respects, including the following:

•	In addition to granting stock options to the named executive officers, we also granted stock bonus awards of restricted stock units (“RSUs”). Each RSU constitutes a phantom right and will be equivalent to one share of CSS common stock on the redemption date, which is the third anniversary of the grant date. The number of RSUs, if any, that will become eligible for redemption will be determined by the extent to which certain performance goals have been achieved. Redemption is further subject to the satisfaction of a vesting condition, which provides that an executive must continue to be employed by CSS on the redemption date in order to redeem any RSUs that are otherwise eligible for redemption based on satisfaction of the performance goals during the performance period, as described below.

•	The performance period is the two year period from April 1, 2008 to March 31, 2010. The sole performance metric for determining the quantity of RSUs, if any, that will be eligible for redemption (subject to satisfaction of the vesting condition) is the achievement by CSS of at least a minimum “threshold” level of cumulative diluted earnings per share, as determined by the Human Resources Committee, during the performance period. For purposes of determining if, and the extent to which, the performance goal has been achieved, CSS’ earnings per share for the performance period will be subject to certain formulaic, non-discretionary adjustments for acquisitions, divestitures, restructurings, extraordinary items and the cumulative effect of tax or accounting changes. The number of RSUs that will become eligible for redemption upon satisfaction of the vesting condition will depend on whether, and the extent to which, the threshold level of cumulative earnings per share has been achieved or exceeded.

•	The stock options granted to our named executive officers in fiscal 2009 have the same vesting provisions as those that were granted in fiscal 2008; however, the stock options granted in fiscal 2009 have a seven year term, as compared to a five year term for those granted in fiscal 2008. Based in part on the longer term of the fiscal 2009 stock option grants and the issuance of RSUs in fiscal 2009, the number of shares underlying stock option grants made to our named executive officers in fiscal 2009 was less than the number of shares underlying stock option grants made to these officers in fiscal 2008.

We awarded RSUs in fiscal 2009 because we believe they effectively address our compensation objectives to provide competitive compensation, performance incentives, stockholder incentives and retention incentives, while utilizing fewer underlying shares of CSS common stock than would be the case if we utilized only stock options to address these objectives. Additionally, we believe that the performance-based structure of the RSU grants creates an enhanced incentive for management to achieve strong results over an intermediate-term performance period of two years. With regard to our fiscal 2009 stock option grants, we utilized an option term of seven years in part to incentivize performance that will have a beneficial impact to CSS and its stockholders over a time horizon of longer than five years, which was the term applicable to stock options granted in fiscal 2008.

Personal Benefits

We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-owned or leased automobile and, for Philadelphia-based executives, parking fees. In addition, each named executive officer employed by CSS participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed by CSS is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and is capped at $100.00 per month. We also pay for supplemental life insurance policies that provide a death benefit of $500,000 for each of Messrs. Munyan Pietrafitta and Kiesling. Additionally, we pay premiums for long-term disability policies for Mr. Pietrafitta that would provide benefits of up to $15,000 per month in the event of his disability. Finally, Messrs. Farber and Munyan are provided membership in business clubs. The incremental cost to us of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Stock Option Grant Practices

During fiscal 2008, the Human Resources Committee considered stock option grant recommendations on a quarterly basis, so that grants would be effective on the third trading day after the public release of our financial results for the preceding quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transaction guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.

Equity Ownership Policy

Equity Ownership Policy as in Effect Prior to June 3, 2008

The Human Resources Committee adopted an equity ownership policy in June 2003. Effective January 1, 2008, the policy was amended to change certain administrative aspects of the policy and to adjust the required level of ownership for certain recipients of equity compensation grants. The required level of ownership did not change with respect to any of our named executive officers other than Mr. Shea, whose required level of ownership increased from a multiple of 1.0 times annual salary to a multiple of 1.5 times annual salary. The Human Resources Committee further amended the equity ownership policy in June 2008. For further information, see “Equity Ownership Policy as in Effect Since June 3, 2008” below.

Under our equity ownership policy as in effect immediately prior to the June 2008 amendment, if a named executive officer exercised a stock option, that officer would be required to hold the shares of CSS common stock received upon exercise for at least one year unless the value of the executive’s other holdings of CSS common stock on the last trading day prior to the date of sale had a value in excess of a specified multiple of the executive’s salary, as indicated in the following table:

Name	Multiple

Christopher J. Munyan	2.0	x
Clifford E. Pietrafitta	1.5	x
Scott M. Shea	1.5	x
William G. Kiesling	1.5	x

Exceptions from the policy were available for sales in an amount equal to 30 percent of the gain realized for tax purposes upon the exercise of a non-qualified stock option. This exception was designed to provide funds that would enable the executive to pay federal and state income taxes on the gain. In addition, the Human Resources Committee had the ability to grant an executive’s request to sell shares within the one year period following exercise on a showing of hardship or if a decline in our stock price reduced the value of an executive’s stockholdings below the minimum level required under the policy. No such requests have ever been made by any of our named executive officers.

The policy provided that if an executive were to sell shares of our common stock in violation of the policy, the executive would not be eligible to receive any additional stock options or other equity compensation for a period of two years from the date of sale.

Equity Ownership Policy as in Effect Since June 3, 2008

On June 3, 2008, the Human Resources Committee amended the equity ownership policy to effectuate certain substantive and administrative changes, including the elimination of the provision of the policy that allowed for shares of CSS common stock acquired from a stock option exercise to be sold or transferred at any time after the one-year anniversary of the exercise date without regard to an executive’s level of ownership at the time of sale. As amended on June 3, 2008, the policy applies to shares of our common stock acquired by an executive through either the exercise of a stock option or the vesting of other forms of equity compensation. It provides that if an executive officer acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary. The salary multiples applicable to our named executive officers are the same as those that were in effect prior to the June 3, 2008 amendment, as shown in the table under “Equity Ownership Policy as in Effect Prior to June 3, 2008”.

For purposes of determining a named executive officer’s required level of ownership under the policy, as amended on June 3, 2008, such officer’s salary is deemed to be his or her annual base salary as of the later of: (i) the date that such officer first accepts an equity compensation grant approved by the Human Resources Committee on or after June 3, 2008, or (ii) the reset date described in the next sentence. On April 1, 2011, and every three years thereafter, an executive’s annual salary for purposes of the policy is deemed to be reset to reflect the executive’s then-current base salary as of such date. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive will be valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.

Exceptions from the policy, as amended on June 3, 2008, allow an executive to sell or transfer shares of CSS common stock acquired through a stock option exercise or through the vesting of another form of equity compensation as follows: (i) as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired at the time of exercise (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and (ii) as part of the exercise of a stock option or the vesting of other forms of equity compensation, a portion of the shares of CSS common stock acquired at the time of exercise or vesting (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or vesting in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold at such time in an amount equal to no more than 50 percent (25 percent in the case of the Chief Executive Officer) of the after-tax net profits resulting from such exercise or vesting. In addition, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that would otherwise not be permissible under the policy following the Human Resources Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.

As amended on June 3, 2008, the policy provides that if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive any additional stock options or other equity compensation for a period of two years from the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later.

Each of our named executive officers has been in compliance with the policy, as amended from time to time, since its inception in June 2003 or, if later, since the commencement of the executive’s employment with us.

Ongoing And Post-Employment Compensation

We have plans and agreements that address compensation for our named executive officers that accrue value as the named executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan For Senior Management And Other Severance Arrangements

In October 2006, our Human Resources Committee adopted our Severance Pay Plan for Senior Management (the “SPP”). The purpose of the SPP is to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated. In addition, the SPP was designed to provide consistent, uniform severance practices that would be used for eligible participants throughout our organization. The SPP applies to all of our executive officers other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.

The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium deductions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium deductions) for one year. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.

As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Messrs. Munyan and Kiesling; however, Mr. Kiesling’s benefit following termination without cause is similar to the maximum benefit under the SPP. Mr. Munyan’s benefit would provide, if he is terminated without cause, salary benefits for the greater of a period of one year or until July 1, 2009, although any payment in excess of one year would be reduced by any compensation he receives for his services after one year following his termination. In addition, we agreed to provide limited outplacement services to Mr. Munyan. All of the termination payments described above are contingent upon our receipt of a release of claims from the executive.

For further information, see the discussion of the SPP and the Severance Agreements under “Potential Payments Upon Termination or Change of Control” beginning on page 40.

Cleo 401(k) Profit Sharing Plan

The Cleo 401(k) Profit Sharing Plan is a tax-qualified defined contribution plan available to salaried employees of CSS, Berwick Offray and Cleo, each of which is a participating employer in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code and plan limitations, up to a maximum of 15 percent of his or her cash compensation on a pre-tax basis. We provide a matching contribution equal to 50 percent of the first 2 percent of the cash compensation that a highly compensated employee (as defined in the plan) contributes in any year. In addition, the plan provides a profit-sharing feature under which each participating employer may make a discretionary annual contribution, in an amount determined by each employer’s board of directors, for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan.

With respect to the 2007 calendar year (the plan operates on a calendar year basis), we made a profit sharing contribution of 3 percent of each participant’s eligible compensation to the extent not exceeding the taxable wage base for the Social Security Administration’s Old Age, Survivors and Disability Insurance (“OASDI”) ($97,500 for 2007) and 6 percent of each participant’s eligible compensation to the extent in excess of the OASDI taxable wage base but not exceeding the maximum amount that may form the basis for such a contribution under the Internal Revenue Code ($225,000 for 2007). Matching and profit sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed the aforementioned limits under the Internal Revenue Code.

Non-Qualified Supplemental Executive Retirement Plans (“SERPs”)

CSS and its subsidiaries maintain non-qualified defined contribution plans designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the Cleo 401(k) Profit Sharing Plan, because the compensation exceeds limits under the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” Under the SERPs, each year we credit to the account of an executive an amount equal to the percentage profit sharing payment made for the year under the Cleo 401(k) Profit Sharing Plan multiplied by the executive’s excess compensation. In addition, the Human Resources Committee has the discretion to credit an amount to a participant’s account under the CSS SERP based on such percentage of the participant’s excess compensation as the Human Resource Committee determines. Participants become vested in their SERP account in the same manner as participants in the Cleo 401(k) Profit Sharing Plan become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.

See “Non-Qualified Deferred Compensation — Fiscal 2008” on page 39 and “Non-Qualified Supplemental Executive Retirement Plan” on page 43 for additional information.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer or certain other officers, unless certain conditions are met. Our 2004 Stock Plan was designed to preserve, to the extent otherwise available, the deductibility under Section 162(m) of income realized on the exercise of stock options. We believe that all compensation paid to our executives during the fiscal year ended March 31, 2008 was deductible. However, it is possible that some portion of compensation paid in future years will be non-deductible, and we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so.

Notwithstanding the foregoing, we believe that it would be in the best interests of CSS and its stockholders for CSS to have the flexibility to structure its annual incentive compensation awards and its long term incentive awards (in a form other than stock options) to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. In order to achieve this flexibility, we have requested approval by CSS’ stockholders of the Plan Amendment and of the Management Incentive Program. For further information, see “Proposal 2 — Approval of Amendment to the 2004 Equity Compensation Plan” beginning on page 4 and “Proposal 3 — Approval of the Management Incentive Program” beginning on page 10.

Historically, incentive compensation under our Management Incentive Program has not qualified for deductibility under Section 162(m), meaning that a bonus paid to a named executive officer would not be deductible for tax purposes to the extent that the bonus amount, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year. Additionally, the stock bonus awards of restricted stock units granted to our named executive officers in June 2008 under our 2004 Stock Plan do not qualify for deductibility, meaning that the value of any shares of CSS common stock delivered to a named executive officer would not be deductible for tax purposes to the extent that the value of such shares, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year.

As indicated above, the fiscal 2009 incentive compensation awards to our named executive officers have been structured to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code and, accordingly, have been granted subject to approval by CSS’ stockholders of the Management Incentive Program. For more information, see “Proposal 3 — Approval of the Management Incentive Program” beginning on page 10.

Role of Executive Officers In Determining Executive
Compensation For Named Executive Officers

In connection with compensation for the fiscal year ended March 31, 2008, Mr. Mr. Munyan, aided by our legal and human resources departments, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation, except that management’s recommendations with regard to the stock option grants approved in April 2007 included recommendations as to all grant recipients, including Mr. Munyan. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s observations with regard to management’s recommended stock option grants and with regard to the other elements of compensation of the Company’s other executive officers, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE
James E. Ksansnak, Chairman
James H. Bromley
John J. Gavin
Rebecca C. Matthias

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal 2008

The following table provides information about the compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended March 31, 2008. This table also contains compensation information for each such individual for the fiscal year ended March 31, 2007.

					Change in
					Pension
					Value and
					Non-qualified
					Deferred
				Option	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Earnings(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Christopher J. Munyan	2008	480,000	297,973	336,254	0	60,639	1,174,866
President and Chief Executive Officer	2007	425,000	285,977	281,324	11,393	169,179	1,172,837
Jack Farber	2008	400,000	0	0	0	34,368	434,368
Chairman of the Board	2007	400,000	0	0	35,392	33,229	468,621
Clifford E. Pietrafitta	2008	266,800	152,825	90,380	0	43,582	553,587
Vice President — Finance and Chief Financial Officer	2007	254,100	146,420	68,451	13,215	39,987	522,173
Scott M. Shea	2008	290,451	121,062	103,857	0	29,501	544,871
President of Berwick Offray and Cleo	2007	257,403	131,316	85,082	6,650	22,748	503,199
William G. Kiesling	2008	279,510	131,235	96,889	0	36,528	544,162
Vice President — Legal and Human Resources and General Counsel	2007	258,133	122,432	70,358	0	16,744	467,667

(1)	The amount in the “Bonus” column reflects an award under our Management Incentive Program for fiscal 2008. See “Compensation Discussion and Analysis — Fiscal 2008 Compensation — Annual Incentive Compensation” beginning on page 27 for information regarding the determination to report the entire amount of each award in this column.

(2)	The amount in the “Option Awards” column is equal to the dollar amount of stock option compensation cost recognized for financial statement purposes under Statement of Financial Accounting Standards (“SFAS”) No. 123R, after adjusting, in accordance with SEC regulations, to disregard the estimate of forfeitures related to service-based vesting conditions. Accordingly, the amount in this column reflects stock option expense associated with stock options granted in fiscal 2008 and those granted in prior fiscal years. Assumptions used to determine the amount of stock option expense recognized under SFAS No. 123R are set forth in Note 6 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2008. For information regarding the number of shares subject to fiscal 2008 stock option grants, other features of those grants and the grant date fair value of those grants, see “Grants of Plan-Based Awards — Fiscal 2008” on page 37.

(3)	Reflects aggregate earnings on SERP account balances. There were no earnings on these account balances during fiscal 2008 based upon the performance of the investment benchmarks that determine the rate of return on SERP account balances. See “Non-Qualified Deferred Compensation — Fiscal 2008” on page 39 for further information.

(4)	The amounts in the “All Other Compensation” column for 2008 include the following: Mr. Munyan — profit sharing contributions ($10,575), SERP contributions ($32,010), life insurance premiums, business and health club dues and parking fees; Mr. Farber — SERP contributions ($10,500), profit sharing contributions ($10,575) and business club dues; Mr. Pietrafitta — profit sharing contributions ($10,575), SERP contributions ($11,103), life and disability insurance premiums, health club dues and parking fees; Mr. Shea — profit sharing contributions ($10,575) and SERP contributions ($11,543); Mr. Kiesling — profit sharing contributions ($10,575), SERP contributions ($10,416), health club dues and parking fees. Additionally, the amounts listed in the table include, with respect to each named executive officer, matching contributions under our tax-qualified 401(k) and profit sharing plans, personal usage of a company automobile, and, as to each named executive officer other than Mr. Shea, reimbursements of medical and prescription costs not covered by insurance. None of the individual items listed above without quantification involved an aggregate incremental cost to CSS and its subsidiaries of $10,000 or more for any person. The amount in the “All Other Compensation” column for 2007 for Mr. Munyan includes relocation reimbursements ($85,819) and tax gross-ups on relocation reimbursements ($43,000).

Employment Agreements

Christopher J. Munyan.  On May 12, 2006, CSS entered into an employment agreement with Mr. Munyan that provides for: (i) a three-year term of employment as President and Chief Executive Officer of CSS, commencing on July 1, 2006; (ii) a base salary of $450,000 per annum effective July 1, 2006, with consideration for an increase in such base salary in connection with an annual performance review; (iii) a stock option grant to acquire 100,000 shares of CSS common stock, subject to the provisions of CSS’ 2004 Equity Compensation Plan, which grant was made on May 12, 2006; (iv) participation in CSS’ annual incentive compensation program with a target bonus opportunity of 100% of Mr. Munyan’s base salary for the fiscal year ending March 31, 2007; (v) reimbursement of expenses incurred by Mr. Munyan in relocating his principal residence to the Philadelphia, Pennsylvania area, in accordance with CSS’ Relocation Policy; and (vi) termination effective on July 1, 2006 of an earlier employment agreement dated October 25, 2005 between CSS and Mr. Munyan, which earlier agreement had been entered into in connection with Mr. Munyan’s appointment to his previous position as Executive Vice President and Chief Operating Officer of CSS. Effective April 1, 2008, Mr. Munyan’s base salary was set at $525,000 per annum, and on June 3, 2008 his target bonus opportunity under CSS’ Management Incentive Program for the fiscal year ending March 31, 2009 was set at 100% of his current annual base salary.

William G. Kiesling.  On July 11, 2005, CSS and Mr. Kiesling entered into an employment agreement in connection with the commencement of Mr. Kiesling’s employment with CSS. The employment agreement provides for (i) consideration for an increase in his annual base salary in connection with an annual performance review; (ii) participation in CSS’ annual incentive compensation program; (iii) a stock option grant for Mr. Kiesling to acquire 20,000 shares of CSS common stock, which grant was made on July 28, 2005; (iv) a one-time sign-on bonus in the amount of $25,000, which was paid at the time that Mr. Kiesling commenced his employment with CSS; and (v) a CSS-owned or leased automobile to be made available for Mr. Kiesling’s use. Effective April 1, 2008, Mr. Kiesling’s base salary was set at $300,500 per annum, and on June 3, 2008, his target bonus opportunity under CSS’ incentive compensation program for the fiscal year ending March 31, 2009 was set at 80% of his current annual base salary.

Grants of Plan-Based Awards — Fiscal 2008

The following table provides information regarding plan-based awards granted in fiscal 2008 to the executive officers named in the Summary Compensation Table. All of the options reflected in the table below were granted under our 2004 Stock Plan, have a five-year term and vest as to twenty-five percent of the underlying shares on each of the first four anniversaries of the grant date.

		All Other			Grant
		Option Awards:		Closing	Date Fair
		Number of		Market	Value of
		Securities	Exercise or Base	Price on	Stock and
		Underlying	Price of	Date of	Option
	Grant	Options	Option Awards(1)	Grant	Awards(2)
Name	Date	(#)	($/Sh)	($/Sh)	($)

Christopher J. Munyan	5/25/07	25,000	35.23	36.48	235,753
Jack Farber	N/A	0	N/A	N/A	0
Clifford E. Pietrafitta	5/25/07	14,000	35.23	36.48	132,021
Scott M. Shea	5/25/07	15,000	35.23	36.48	141,452
William G. Kiesling	5/25/07	14,000	35.23	36.48	132,021

(1)	Under the terms of our 2004 Stock Plan, the exercise price for options granted under such plan is equal to the last reported sale price on the trading day prior to the grant date.

(2)	Reflects grant date fair value computed in accordance with SFAS 123R using the assumptions described in Note 6 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

On June 3, 2008, stock options and stock bonus awards were granted under the 2004 Stock Plan to the executive officers named in the Summary Compensation Table other than Mr. Farber, as follows:

	No. of Shares	No. of Restricted Stock
	Underlying Stock	Units Underlying
	Option Grants	Stock Bonus Awards

Christopher J. Munyan	14,000	7,500
Clifford E. Pietrafitta	7,000	3,750
Scott M. Shea	6,000	3,000
William G. Kiesling	7,000	3,750

The exercise price of the foregoing stock options was $27.57 per share, which was the closing price per share for CSS common stock reported on the NYSE on the last trading date preceding the date of the grants. The stock options granted on June 3, 2008 vest and become exercisable to the extent of 25 percent of the shares underlying each grant on each of the first, second, third and fourth anniversaries of the grant date, and they expire on the seventh anniversary of the date of grant. For further information concerning the restricted stock units underlying the stock bonus awards granted on June 3, 2008, see discussion under “Long-Term Incentives — Equity Compensation” beginning on page 29.

Outstanding Equity Awards at Fiscal Year End — March 31, 2008

The table below provides information regarding unexercised stock options held by the executive officers named in the Summary Compensation Table as of March 31, 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option	Option
	(#)	(#)	Exercise Price	Expiration
Name	Exercisable	Unexercisable(1)	($)	Date

Christopher J. Munyan	2,625	0	23.83	4/24/2013
	8,325	2,775	34.12	4/19/2009
	5,750	5,750	33.20	4/21/2010
	7,500	7,500	35.98	10/25/2010
	2,500	7,500	30.73	4/19/2011
	25,000	75,000	27.60	5/12/2011
	0	25,000	35.23	5/25/2012
Clifford E. Pietrafitta	11,250	0	19.08	1/25/2009
	17,700	0	14.33	1/25/2010
	21,000	0	14.33	1/22/2011
	14,551	0	16.70	2/5/2012
	8,700	0	23.83	4/24/2013
	6,825	2,275	34.12	4/19/2009
	4,800	4,800	33.20	4/21/2010
	2,700	8,100	30.73	4/19/2011
	0	14,000	35.23	5/25/2012
Scott M. Shea	5,189	0	19.08	1/25/2009
	12,900	0	16.70	2/5/2012
	7,050	0	23.83	4/24/2013
	5,700	1,900	34.12	4/19/2009
	3,850	3,850	33.20	4/21/2010
	4,000	4,000	35.98	10/25/2010
	2,250	6,750	30.73	4/19/2011
	0	15,000	35.23	5/25/2012
William G. Kiesling	10,000	10,000	36.60	7/28/2010
	1,725	5,175	30.73	4/19/2011
	0	14,000	35.23	5/25/2012

(1)	Options that were unexercisable as of March 31, 2008 with respect to the underlying shares included in this column vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

		Percentage of
		Underlying Shares in
Option Expiration Date	Balances Vest in Equal Installments On	Each Installment

April 19, 2009	April 19, 2008	100%
April 21, 2010	April 21, 2008 and 2009	50%
July 28, 2010	July 28, 2008 and 2009	50%
October 25, 2010	October 25, 2008 and 2009	50%
April 19, 2011	April 19, 2008, 2009 and 2010	33 1/3%
May 12, 2011	May 12, 2008, 2009 and 2010	33 1/3%
May 25, 2012	May 25, 2008, 2009, 2010 and 2011	25%

Option Exercises — Fiscal 2008

The table below provides information regarding exercises of stock options during the fiscal year ended March 31, 2008 by each of the executive officers named in the Summary Compensation Table.

	Option Awards
	Number of
	Shares Acquired	Value Realized on
	on Exercise	Exercise(1)
Name	(#)	($)

Christopher J. Munyan	8,925	160,737
Jack Farber	0	0
Clifford E. Pietrafitta	7,500	105,109
Scott M. Shea	5,696	112,781
William G. Kiesling	0	0

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired on the date of exercise and the option exercise price for the acquired shares.

Non-Qualified Deferred Compensation — Fiscal 2008

We have Supplemental Executive Retirement Plans (“SERPs”) that provide benefits for executives to the extent that their compensation cannot be taken into account under our qualified plans because it exceeds limitations on the amount of annual compensation ($230,000 in 2008 and $225,000 in 2007) that may be taken into account under the Internal Revenue Code of 1986, as amended.

Under the SERPs, if we make a profit sharing contribution to our qualified plans for a plan year, all eligible employees in the United States are entitled to have an amount credited for their benefit on our books equal to the product of (x) the percentage used by the relevant participating company’s board to determine that company’s profit sharing plan contribution for such calendar year and (y) the excess of the employee’s total cash compensation for such calendar year over the dollar amount of the compensation limitation described above. In addition, under the CSS SERP, irrespective of whether a profit sharing plan contribution is made to the qualified plan with respect to a calendar year, the Human Resources Committee may approve a discretionary amount that will be credited on our books based on a designated percentage of each eligible employee’s compensation in excess of the applicable limitation.

Participant balances are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the twelve months ended March 31, 2008:

Investment Benchmark	Rate of Return

Vanguard Prime Money Market Investor Shares	4.83%
Vanguard Total Stock Market Index Investor Shares	(5.79%)
Vanguard Life Strategy Growth Fund	(2.92%)
Vanguard Life Strategy Moderate Growth Fund	(0.53%)

Participants may change their selected investment option once per year, during March.

All amounts payable to any employee for whose benefit amounts have been credited represent an unsecured debt of CSS or the applicable subsidiary of CSS. SERP contributions for the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Vested balances under the SERP become payable in a lump sum as soon as administratively practicable following termination of a participant’s employment with CSS and its affiliates.

The table that follows provides information with respect to each deferred contribution or other plan that provides for the deferral of compensation on a non-tax-qualified basis for the executive officers named in the Summary Compensation Table.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions in	Earnings in	Withdrawals/	at
	in Last FY	Last FY(1)	Last FY	Distributions	Last FYE(2)
Name	($)	($)	($)	($)	($)

Christopher J. Munyan	0	7,087	(3,635)	0	119,445
Jack Farber	0	7,427	(10,953)	0	350,845
Clifford E. Pietrafitta	0	1,536	(3,958)	0	128,797
Scott M. Shea	0	2,127	(483)	0	73,337
William G. Kiesling	0	0	0	0	0

(1)	The SERPs operate on a calendar year basis. The amount in the “Registrant Contributions in Last FY” column reflects the amount contributed during fiscal 2008 with respect to the 2006 plan year. These amounts are included as compensation for fiscal 2007 in the Summary Compensation Table. Contributions with respect to the 2007 plan year were made during the first quarter of fiscal 2009 as follows: Mr. Munyan — $32,010; Mr. Farber — $10,500; Mr. Pietrafitta — $11,103; Mr. Shea — $11,543; and Mr. Kiesling — $10,416. The amounts described in the immediately preceding sentence are included as compensation for fiscal 2008 in the Summary Compensation Table.

(2)	All amounts in the “Aggregate Balance at Last FYE” column were fully vested as of March 31, 2008, and the following portions of such amounts were included as compensation in CSS’ Summary Compensation Table for previous years: Mr. Munyan — $33,193; Mr. Farber — $289,907; Mr. Pietrafitta $86,375; and Mr. Shea — $16,478.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2008 (except as otherwise noted). The information in this section does not include:

•	benefits generally provided to all salaried employees;

•	provisions under CSS’ 1994 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies paid for by CSS for the benefit of our named executive officers.

With respect to insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

Severance Agreements

Christopher J. Munyan.  Our employment agreement with Mr. Munyan provides that CSS will pay a severance benefit to Mr. Munyan if CSS terminates his employment other than for cause at any time prior to July 1, 2009, conditioned upon the execution and delivery of a release of claims by Mr. Munyan in favor of CSS and its affiliates. If applicable, the severance benefit would be equal to the greater of (a) one year of Mr. Munyan’s then-current annual base salary or (b) an amount equal to Mr. Munyan’s then-current annual base salary for the period from the effective date of such termination to July 1, 2009. If applicable, the severance benefits would be payable in equal installments coinciding with CSS’ normal payroll schedule (currently, semi-monthly) during the applicable severance period and would be reduced by any requisite tax withholdings and other applicable payroll deductions.

Furthermore, the employment agreement provides that the severance payments will be reduced by any earnings and other compensation received by Mr. Munyan or accrued for his benefit for services rendered by him during the period commencing on the day following the one-year anniversary of his termination. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Munyan and in favor of CSS and its affiliates.

William G. Kiesling.  Our employment agreement with Mr. Kiesling provides that CSS will pay a severance benefit to Mr. Kiesling if CSS terminates his employment other than for cause at any time prior to July 27, 2008, conditioned upon Mr. Kiesling’s execution and delivery of a release of claims in favor of CSS and its affiliates. If applicable, the severance benefit would be equal to Mr. Kiesling’s then-current annual base salary, and it would be payable in equal installments, coinciding with CSS’ normal payroll schedule (currently, semi-monthly), over the course of one year.

Severance Pay Plan for Senior Management (“SPP”)

Members of the senior management of CSS and its subsidiaries may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.

Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; wilful neglect of job responsibilities; significantly deficient job performance that reflects a wilful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.

Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s last date of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.

Under the SPP, the Human Resources Committee, in its sole discretion, has the right: to determine whether an employee satisfies the eligibility requirements for severance pay and medical benefits under the SPP; to award severance pay and medical benefits to a terminated employee not otherwise eligible under the SPP; to deny severance payments and medical benefits to an employee otherwise eligible under the terms of the SPP; to award severance pay and medical benefits to any terminated employee in a greater or lesser amount than provided for in the SPP; and/or to pay out benefits in a manner or on a schedule other than as provided for in the SPP.

Subject to the foregoing, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of Continuous Service	Number of Weeks of Severance Pay

0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)

All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments will not commence until the release has been delivered and is no longer subject to any right of revocation by the executive. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment, excluding all extra pay, such as, but not limited to, incentive bonuses, commissions, car allowances or other allowances, Employer contributions to the Employer’s 401(k) plan and other deferred compensation arrangements and other Employer-paid benefits. Severance payments under the SPP are subject to all applicable federal, state and local tax withholding requirements.

Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Medical benefits under the SPP consist of payment by the Employer of a portion of the executive’s monthly COBRA premium, on the same basis as the Employer pays for a portion of medical insurance premiums for active employees, for the period that severance pay is provided to the executive under the SPP.

The table below shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2008, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and/or medical benefits and, in the case of benefits provided under the SPP, and the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP:

	Severance Payments	Medical Benefits
Name	($)	($)

Christopher J. Munyan(1)	600,000	0
Jack Farber(2)	400,000	32,329
Clifford E. Pietrafitta(2)	266,800	17,132
Scott M. Shea(2)	290,500	11,542
William G. Kiesling(3)	279,500	0

(1)	Reflects the aggregate amount of severance payments that would have been provided to Mr. Munyan in installments over the course of 15 months under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period beginning March 31, 2009 and ending July 1, 2009. The severance payments reflected in the table would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described above under “Severance Agreements”. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)	Reflects the aggregate amount of severance payments and medical benefits that would have been provided under the SPP.

(3)	Reflects the aggregate amount of severance payments that would have been provided to Mr. Kiesling under his employment agreement. The conditions applicable to such severance payments and the timing for such payments are described above under “Severance Agreements”. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Kiesling would not have received severance payments or medical benefits under the SPP.

Change of Control

All outstanding options to purchase CSS common stock that were held by executives of CSS as of March 31, 2008 were issued under either the 1994 Stock Plan or the 2004 Stock Plan. All stock options outstanding under the 1994 Stock Plan and the 2004 Stock Plan become exercisable upon the occurrence of certain change of control events specified in the respective plan documents, unless the Human Resources Committee determines otherwise. The events that would cause all outstanding stock options under the 1994 Stock Plan and the 2004 Stock Plan to become exercisable unless otherwise determined by the Human Resources Committee are generally as follows:

•	Under the 1994 Stock Plan: the sale or exchange of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; or a merger or consolidation involving CSS and another corporation; and

•	Under the 2004 Stock Plan: the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person that was not a CSS stockholder on August 4, 2004, the effective date of the 2004 Stock Plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

If an event constituting a change of control under both the 1994 Stock Plan and the 2004 Stock Plan had occurred as of March 31, 2008, otherwise unexercisble stock options held as of such date by the following named executive officers would have become exercisable on such date, and the aggregate value of all such options becoming exercisable solely as a result of that event (and excluding the value of any options that were otherwise exercisable as of that date) would have been as follows, based on the difference between the closing market price of $34.96 per share on the last trading day of March 2008 and the respective exercise prices of such stock options: Mr. Munyan — $596,176; Mr. Pietrafitta — $44,199; Mr. Shea — $36,925; and Mr. Kiesling — $21,890. As of March 31, 2008, Mr. Farber did not hold any options to purchase CSS common stock.

Except as described above with respect to the 1994 Stock Plan and the 2004 Stock Plan, CSS does not have any agreements, plans or arrangements in place that provide for payments or benefits to CSS’ named executive officers upon the occurrence of a change of control.

Non-Qualified Supplemental Executive Retirement Plan

Vested balances in the Non-qualified Supplemental Executive Retirement Plans (“SERPs”) sponsored by CSS and its subsidiaries become payable as soon as administratively practicable following a participant’s last date of employment with CSS and its affiliates. The vested balances as of March 31, 2008 of the named executive officers in SERPs sponsored by CSS and its subsidiaries are set forth in the table under “Non-Qualified Defined Compensation — Fiscal 2008”, which begins on page 39. If any such executive’s employment with CSS and subsidiaries had terminated on March 31, 2008 for any reason, that executive’s vested balance, as reflected in that table, would become payable to him as soon as administratively practicable following his last day of employment.

DIRECTOR COMPENSATION — FISCAL 2008

Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual fee of $25,000, as well as $1,000 for attendance at each Board and Board Committee meeting and for each consultation with management or another member of the Board or with a Board or Board Committee advisor or consultant pertaining to the activities of the Board or any Board Committee of which such director is a member, except that the fee for attendance at Board or Board Committee meetings or consultations held telephonically and of not more than one hour in duration is $500.00. In addition, the chairperson of the Human Resources Committee and the Nominating and Governance Committee each receive an additional annual fee of $5,000, and the chairperson of the Audit Committee receives an additional annual fee of $10,000.

Furthermore, each non-employee director is eligible to participate in the 2006 Stock Plan. The 2006 Stock Plan provides for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November through 2010, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Accordingly, each non-employee director received an automatic grant of stock options to purchase 4,000 shares of CSS common stock on November 30, 2007 at an exercise price of $39.58 per share. Each option granted under the 2006 Stock Plan expires five years after the date the option was granted. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option.

The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2008.

	Fees Earned	Option	All Other
	or Paid in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Scott A. Beaumont	34,500	35,280	0	69,780
James H. Bromley	53,000	52,438	0	105,438
John J. Gavin	17,301	3,963	0	21,264
Leonard E. Grossman	52,000	52,438	0	104,438
James E. Ksansnak	48,000	52,438	0	100,438
Rebecca C. Matthias	40,000	52,438	0	92,438

(1)	The amount in the “Option Awards” column is equal to the dollar amount of stock option compensation cost recognized for financial statement purposes under SFAS No. 123R, after adjusting, in accordance with SEC regulations, to disregard the estimate of forfeitures related to service-based vesting conditions. Accordingly, the amount in this column reflects stock option expense associated with stock options granted during fiscal 2008 and stock options granted in prior fiscal years. Assumptions used to determine the amount of stock option expense recognized under SFAS No. 123R are set forth in Note 6 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2008. The grant date fair value of stock options granted in fiscal 2008 to the directors listed above was $47,322 per director, computed in accordance with SFAS 123R using the assumptions described in Note 6 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

As of March 31, 2008, the aggregate number of shares underlying outstanding stock options held by the directors listed in the table above were as follows:

Shares Underlying
Director	Outstanding Options

Scott A. Beaumont	12,500
James H. Bromley	56,000
John J. Gavin	4,000
Leonard E. Grossman	50,000
James E. Ksansnak	26,000
Rebecca C. Matthias	26,000

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee of the Board engaged KPMG LLP (“KPMG”) as CSS’ independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2008. A representative of KPMG is expected to attend the Meeting. This representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to stockholders’ questions.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2008 and March 31, 2007, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2008	2007

Audit Fees	$1,072,500	$1,240,000	(1)
Audit-Related Fees	—	—
Tax Fees	$130,867	$186,832
All Other Fees	—	—

	$1,203,367	$1,426,832

(1)	Includes $40,000 billed following publication of the Company’s proxy statement for the 2007 Annual Meeting of Stockholders.

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements, the audit of CSS’ internal control over financial reporting, the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q and, with respect to fiscal 2007, the audit of CSS management’s assessment of the effectiveness of its internal control over financial reporting.

Audit-Related Fees

There were no audit-related fees paid in 2008 or 2007.

Tax Fees

Tax fees of $130,867 and $186,832 were paid for tax compliance and tax consulting in fiscal 2008 and 2007, respectively. Such compliance services included assistance with tax return preparation.

All Other Fees

There were no fees paid in 2008 or 2007 for products and services provided by KPMG other than the services referred to above.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors who are independent as determined in accordance with applicable SEC rules and NYSE rules relating to governance and operates under a written charter adopted by the Board.

Management is responsible for preparation of CSS’ consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of CSS’ consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects the financial position, results of operations and cash flows of CSS, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on, the effectiveness of CSS’ internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.

Management has represented to the Audit Committee that CSS’ consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of CSS’ internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance). The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.

The Audit Committee has met with CSS’ internal audit staff and its independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of CSS’ internal controls, and the quality of CSS’ financial reporting.

Based upon the Audit Committee’s review of the consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the SEC.

AUDIT COMMITTEE
Leonard E. Grossman, Chairman
James H. Bromley
James E. Ksansnak

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2008 were made on a timely basis.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2009 Annual Meeting of Stockholders must be received by us on or before February 20, 2009 in order to be considered for inclusion in the proxy statement relating to such meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2009 Annual Meeting of Stockholders, and the proposal is received by us on or before May 6, 2009, we will provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

BY ORDER OF THE BOARD OF DIRECTORS

CSS INDUSTRIES, INC.

By:	Michael A. Santivasci,
Secretary

Philadelphia, Pennsylvania
June 20, 2008

Appendix 1

CSS INDUSTRIES, INC.
2004 EQUITY COMPENSATION PLAN
(Amended and restated to include the proposed Plan Amendment)

The purpose of the CSS Industries, Inc. 2004 Equity Compensation Plan (the “Plan”) is to provide designated employees and officers of CSS Industries, Inc. (the “Company”) and its subsidiaries with the opportunity to receive grants of incentive stock options, nonqualified stock options, restricted stock grants, stock appreciation rights and stock bonus awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

1.  Human Resources Committee

(a) Administration.  The Plan shall be administered and interpreted by the Human Resources Committee (“Committee”), which shall consist of not less than three members of the Board of Directors of the Company (the “Board”), all of whom shall be “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent directors” in accordance with the governance rules of the New York Stock Exchange (“NYSE”).

(b) Authority.  The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan; (ii) determine the type, size, and terms of the grants to be made to each such individual; (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (iv) amend the terms of any previously issued grant, subject to the provisions of Section 16 below; and (v) deal with any other matters arising under the Plan.

(c) Determinations.  The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2.  Grants

Awards under the Plan may consist of grants of Incentive Stock Options and Nonqualified Stock Options (as described in Section 5 and collectively referred to as “Options”), restricted stock grants (as described in Section 6 and referred to as “Restricted Stock Grants”), stock appreciation rights (as described in Section 7 and referred to as “SARs”) and stock bonus awards (as described in Section 8 and referred to as “Stock Bonus Awards”) (Options, Restricted Stock Grants, SARs and Stock Bonus Awards are hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest under such Grant. The Committee shall approve the form and provisions of each Grant Instrument or may delegate such authority to the executive officers of the Company or to any of them acting singly. Grants under a particular Section of the Plan need not be uniform as among the grantees.

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3.  Shares Subject to the Plan

(a) Shares Authorized.  Subject to adjustment as described below, the aggregate number of shares of common stock, par value $.10 (“Company Stock”), of the Company that may be issued or transferred under the Plan is 2,000,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If, and to the extent, Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised or if any Restricted Stock Grants (including Restricted Stock Grants received upon the exercise of Options) or Stock Bonus Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan.

(b) Individual Limits.  The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 300,000 shares, subject to adjustment as described below.

(c) Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (ii) a merger, reorganization or consolidation; (iii) a reclassification or change in par value; or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 14 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

4.  Eligibility for Participation

(a) Eligible Persons.  Employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board shall be eligible to participate in the Plan.

(b) Selection of Grantees.  The Committee shall select the Employees to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

5.  Granting of Options

The Committee may grant Options to an Employee, upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code (“Incentive Stock Options”) or nonqualified stock options that are not intended so to qualify (“Nonqualified Stock Options”) or any combination of

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Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(iii) The “Fair Market Value” per share of Company Stock shall mean (A) if the principal trading market for the shares of Company Stock is a national securities exchange, the last reported sale price of the shares of Company Stock on the trading day immediately prior to the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (B) if the shares of Company Stock are not principally traded on a national securities exchange, the mean between the last reported “bid” and “asked” prices of shares of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (C) if the shares of Company Stock are not publicly traded or, if publicly traded, are not so reported, the Fair Market Value shall be as determined by the Committee.

(c) Option Term.  The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options.  Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and reflected in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e) Grants to Non-Exempt Employees.  Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, shall have an Exercise Price not less than 85% of the Fair Market Value of the Company Stock on the date of grant, and may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment, Death or Retirement.  Except as provided below, an Option may only be exercised while the Grantee is employed by the Employer (as defined below) as an Employee.

(i) In the event that a Grantee ceases to be employed by the Employer for any reason other than death, termination for Cause, or the Employee’s sole determination to terminate his or her employment (other than by reason of retirement approved by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Employer shall terminate as of such date.

(ii) In the event the Grantee ceases to be employed by the Employer on account of a termination for Cause by the Employer or the Grantee’s voluntary termination (other than by reason of retirement approved by the Committee), any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by the Employer. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by the Employer or after the Grantee’s termination of

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employment, any Option held by the Grantee shall immediately terminate, and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iii) If the Grantee dies while employed by the Employer or retires from such employment with the consent of the Committee, any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within 180 days after the date on which the Grantee ceases to be employed by the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Employer shall terminate as of such date.

(iv) For purposes of the Plan:

(A) The term “Employer” shall mean the Company and its subsidiary corporations or other entities, as determined by the Committee.

(B) “Employed by the Employer” shall mean employment as an Employee (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock Grants and Stock Bonus Awards, a Grantee shall not be considered to have terminated employment until the Grantee ceases to be an Employee), unless the Committee determines otherwise.

(C) “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment agreement with the Employer; (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty; (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information; (iv) has breached any written noncompetition or nonsolicitation agreement between the Grantee and the Employer; or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(g) Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash; (ii) by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option), subject to such restrictions as the Committee deems appropriate and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the exercise price; (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 11) as specified by the Committee. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to, or simultaneously with, the issuance or transfer of such shares.

(h) Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

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6.  Restricted Stock Grants

The Committee may issue or transfer shares of Company Stock to an Employee under a Restricted Stock Grant, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock Grants:

(a) General Requirements.  Shares of Company Stock issued or transferred pursuant to a Restricted Stock Grant may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Restricted Stock Grants shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Restricted Stock Grant shall remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares.  The Committee, in its sole discretion, shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

(c) Requirement of Employment.  If the Grantee ceases to be employed by the Employer or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must immediately be returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of the Restricted Stock Grant except to a successor under Section 12. Each certificate for Restricted Stock Grants shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions and to delivery of such stock certificate when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Restricted Stock Grants until all restrictions on such shares have lapsed. If certificates are issued, the Company will retain possession of such certificates for Restricted Stock Grants until all restrictions on such shares have lapsed.

(e) No Right to Vote and to Receive Dividends.  During the Restriction Period, the Grantee shall not have the right to vote shares subject to Restricted Stock Grants nor to receive any dividends or other distributions paid on such shares.

(f) Lapse of Restrictions.  All restrictions imposed upon Restricted Stock Grants shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

7.  Stock Appreciation Rights

The Committee may grant SARs to an Employee separately or in tandem with any Option. The following provisions are applicable to SARs:

(a) General Requirements.  The Committee may grant SARs to an Employee separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

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(b) Tandem SARs.  In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability.  An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by the Employer or during the applicable period after termination of employment as described in Section 5(f). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Grants to Non-Exempt Employees.  Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, shall have a base amount not less than 85% of the Fair Market Value of the Company Stock on the date of grant, and may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Value of SARs.  When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock, or a combination thereof. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f) Form of Payment.  The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

8.  Stock Bonus Awards.  The Committee may grant shares of Company Stock as a bonus, or may grant other awards in lieu of obligations of the Company or any of its subsidiaries to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

9.  Qualified Performance-Based Compensation.

The Committee may determine that Restricted Stock Grants and Stock Bonus Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The following provisions shall apply to Restricted Stock Grants and Stock Bonus Awards that are to be considered “qualified performance-based compensation” under section 162(m) of the Code:

(a) Performance Goals.

(i) When Restricted Stock Grants and Stock Bonus Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code.

(ii) The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Committee shall use objectively determinable performance goals based on one

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or more of the following criteria: the price of the Company’s stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, decreasing or increasing the level of all, or a portion of, the Company’s assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (v) restructuring activities reported in the Company’s public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the performance period.

(b) Establishment of Goals.  The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Announcement of Grants.  The Committee shall certify and announce the results for each performance period to all Grantees after the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Restricted Stock Grants and Stock Bonus Awards for the performance period shall be forfeited or shall not be made, as applicable.

(d) Death or Other Circumstances.  The Committee may provide that Restricted Stock Grants and Stock Bonus Awards shall be payable or restrictions on such Grants shall lapse, in whole or in part, in the event of the Grantee’s death during the performance period, or under other circumstances consistent with the Department of Treasury regulations and rulings under section 162(m) of the Code.

10.  Deferrals.  The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

11.  Withholding of Taxes

(a) Required Withholding.  All Grants under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state, or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares.  Unless the Committee prohibits the same, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to a Grant paid in Company Stock by having

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shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, and local tax liabilities.

12.  Transferability of Grants

(a) Nontransferability of Grants.  Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options.  Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

13.  Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) (other than persons who are stockholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(b) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (ii) a sale or other disposition of all or substantially all of the assets of the Company; or (iii) a liquidation or dissolution of the Company.

14.  Consequences of a Change of Control

(a) Notice and Acceleration.  Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Grants not less than ten days’ advance written notice of such Change of Control; (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable; and (iii) the restrictions and conditions on all outstanding Restricted Stock Grants and Stock Bonus Awards shall immediately lapse.

(b) Assumption of Grants.  Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving

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corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(c) Other Alternatives.  Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take one or both of the following actions with respect to any or all outstanding Options and SARs: the Committee may (i) require that the Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable; or (ii) after giving the Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

15.  Requirements for Issuance or Transfer of Shares.  No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

16.  Amendment and Termination of the Plan

(a) Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements.

(b) No Repricing Without Stockholder Approval.  Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options, nor may the Board amend the Plan to permit repricing of Options, unless the stockholders of the Company provide prior approval for such repricing. An adjustment to an Option pursuant to Section 3(c) above shall not constitute a repricing of the Option. For purposes of this Section 16(b), “repricing” shall have the same meaning as set forth in Section 303A.08 of the New York Stock Exchange Listed Company Manual, or any successor provision thereto.

(c) Stockholder Re-Approval Requirement.  If Restricted Stock Grants and Stock Bonus Awards are granted as “qualified performance-based compensation” under Section 9 above, Section 9 must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 9, if required by section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan.  The Plan shall terminate on the day immediately preceding the tenth anniversary of the Original Effective Date (as defined below), unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(e) Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 22(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(f) Governing Document.  The Plan shall be the controlling document. No other statements, representations, explanatory materials, or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

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17.  Funding of the Plan.  This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

18.  Rights of Grantees.  Nothing in this Plan shall entitle any Employee or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

19.  No Fractional Shares.  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

20.  Headings.  Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

21.  Effective Date of the Plan.  The Plan was originally effective August 4, 2004 (the “Original Effective Date”). The Plan as amended and restated herein is effective as of July 31, 2008, subject to the approval by the Company’s stockholders.

22.  Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business or assets of any corporation, firm, or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes; or (ii) limit the right of the Committee to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization, or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock awards made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

(b) Compliance with Law.  The Plan, the exercise of Options, and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.

(c) Employees Subject to Taxation Outside the United States.  With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

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(d) Governing Law.  The validity, construction, interpretation, and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

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Appendix 2

CSS INDUSTRIES, INC.
MANAGEMENT INCENTIVE PROGRAM
(As amended on June 3, 2008)

Section 1.  Purpose; Definitions.  The purpose of the CSS Industries, Inc. Management Incentive Program (the “Program”) is to enable CSS Industries, Inc. (the “Company”) and its subsidiaries to motivate and reward favorable performance by the Company’s executive officers and other key employees of the Company and its subsidiaries by providing such individuals with the opportunity to receive cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year. The Program became effective on April 17, 2007 and was amended on June 3, 2008.

For purposes of the Program, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Award” means a cash bonus under the Program.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the Human Resources Committee of the Board or such other committee appointed by the Board for purposes of the Program, provided that the Human Resources Committee or such other committee shall consist of members of the Board who are not employees of the Company or any subsidiary or affiliate thereof and, with respect to matters relating to Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, who qualify as “outside directors” under Section 162(m) of the Code.

(e) “Fiscal Year” means the period beginning on April 1 and ending on March 31.

(f) “Participant” means the executive officers of the Company and any other key employee of the Company or any Subsidiary selected by the Committee to participate in the Program.

(g) “Performance Period” means each Fiscal Year or another period as designated by the Committee, so long as such period does not exceed one year.

(h) “Subsidiary” means a subsidiary of the Company.

Section 2.  Administration of Program.  The Committee shall administer and interpret the Program, provided, that, the Program will not be interpreted in a manner that causes an Award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify. The Committee shall have the power, from time to time, to: (i) select Participants; (ii) determine the terms and conditions of each Award, including without limitation the amount of cash, if any, to be paid to each Participant; (iii) establish the performance objectives for any Performance Period in accordance with Section 3 hereof and certify whether such performance objectives have been obtained; (iv) establish and amend rules and regulations relating to the Program, and to make all other determinations necessary and advisable for the administration of the Program; (v) adopt subplans to the Program, and (vi) correct any defect, supply any omission or reconcile any inconsistency in the Program or any Award.

Nothing in the Program shall be deemed to limit the ability of the Committee to grant Awards to Participants under the Program which are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and which are not exempt from the limitations thereof; provided, however, that in no event may an Award be granted in substitution or replacement of an Award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

All decisions made by the Committee pursuant to the Program shall be made in the Committee’s sole and absolute discretion and shall be final and binding on the Participants and the Company and its Subsidiaries. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation,

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construction or determination made in connection with the Program other than as a result of such individual’s willful misconduct.

Section 3.  Awards.

(a) Eligibility.  The Committee shall designate the Participants who shall be eligible to participate in the Program for a Performance Period.

(b) Performance Criteria.  The Committee shall establish the performance objective or objectives in writing that must be satisfied in order for a Participant to receive an Award for that Performance Period, which shall be established before the beginning of the Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code. In addition, at that time the Committee will also specify in writing the Performance Period during which the performance will be measured, the portion of Awards that will be payable upon the full, partial or over-achievement of specified performance objectives for that Performance Period, and any other conditions that the Committee deems appropriate and consistent with the Program and Section 162(m) of the Code, with respect to any Award that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code. Except with respect to an Award that is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, such performance objectives shall be objectively determinable and based upon one or more of the following criteria, as determined by the Committee for the applicable Performance Period (subject to adjustment in accordance with Section 3(b) below): the price of the Company’s stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), operational cash flow, after-tax or pre-tax profits, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, limiting the level in, or increase in all or a portion of, the Company’s assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

Performance goals may be established on a Company-wide basis or with respect to one or more Subsidiaries, products or any subsidiary, division or other operational unit of the Company or its Subsidiaries, as determined by the Committee; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. For Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, the performance goals shall satisfy the requirements of “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they were established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The performance objectives for a particular Performance Period need not be the same for all Participants.

(c) Adjustments to Performance Criteria.  The Committee may provide, at the time the performance goals are established in accordance with Section 3(a) or at any time with respect to any Award that is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (v) restructuring activities reported in the Company’s public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the Performance Period.

Any adjustment described in this Section 3(c) may relate to the Company, any Subsidiary or to any subsidiary, division or other operational unit of the Company or its Subsidiaries, as determined by the Committee at the time the performance goals are established or at any time with respect to any Award that is not intended to constitute

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“qualified performance-based compensation” under Section 162(m) of the Code. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Committee at the time performance goals are established. Notwithstanding the foregoing, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s stock.

(d) Maximum Award Amount Payable.  The maximum amount payable hereunder to a Participant in any twelve month Performance Period will not exceed $2,000,000.

(e) Payment Conditioned on Continued Employment; Death or Disability.  Except as expressly provided in the immediately succeeding sentence, no Participant will be entitled to any payment hereunder, and no Award hereunder will be deemed to be earned, with respect to any particular Performance Period unless he or she has remained continuously employed by the Company or its Subsidiaries through the day that the payment for that Performance Period is actually paid to such Participant (or such other date as is specified by the Committee at the time that performance objectives are established). Notwithstanding the foregoing, in the event that a Participant has remained continuously employed by the Company or its Subsidiaries through the last day of any particular Performance Period but thereafter dies or is unable to care for his or her affairs because of illness or accident, the Committee, in its sole discretion, may determine to pay an Award for such Performance Period to the Participant or to his or her executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through such Participant.

(f) Negative Discretion.  Notwithstanding anything else contained herein to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant hereunder based on individual performance or any other factors that the Committee, in its sole discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized hereunder. In no event shall the Committee have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals for Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code

Section 4.  Payment.  To the extent that the Committee determines at the time of grant to qualify an Award as performance-based compensation under Section 162(m) of the Code, no Award shall be payable except upon written certification by the Committee following the Performance Period that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Award have been satisfied. If the performance goals have not been satisfied for such Performance Period such Awards shall be forfeited. If the Committee does not determine at the time of grant to qualify an Award as performance-based compensation under Section 162(m) of the Code, no Award shall be payable except upon determination by the Committee that the performance objective or objectives have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Award have been satisfied. Payment hereunder will be made as soon as practicable after the Committee certification or determination referenced above is completed. The Committee shall seek to complete the certification or determination referenced above so that any payment hereunder for a particular Performance Period will be made no later than 2 1/2 months following the end of the Fiscal Year containing the last day of the Performance Period to which the Award relates.

Section 5.  General Provisions.

(a) Amendment and Termination.  The Program shall continue until the Board or the Committee amends, suspends, discontinues or terminates the Program, which may occur at any time, in the sole discretion of the Board or the Committee; provided, however, with respect to Awards intended as “qualified performance-based compensation,” the Program must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders approved the Program, if required by Section 162(m) of the Code or the regulations thereunder, and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Participants as “qualified performance-based compensation” under Section 162(m) of the Code.

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(b) Unsecured Creditor Status.  A Participant entitled to payment hereunder shall rely solely upon the unsecured promise of the Company and its Subsidiaries and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company or its Subsidiaries, or in which the Company or its Subsidiaries may have any right, title, or interest, nor or at any time in the future.

(c) Non-Assignment of Awards.  The Participant shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Program or an Award, provided that the right to payment of an Award earned hereunder may pass by will or the laws of descent and distribution.

(d) Separability.  If any term or condition of the Program shall be invalid or unenforceable to any extent or in any application, then the remainder of the Program, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e) Continued Employment.  Neither the adoption of the Program nor the execution of any document in connection with the Program will: (i) confer upon any employee of the Company or a Subsidiary any right to continued employment with the Company or such Subsidiary, or (ii) interfere in any way with the right of the Company or such Subsidiary to terminate the employment of any of its employees at any time.

(f) Incapacity.  If a Participant is unable to care for his or her affairs because of illness or accident, the Committee, in its sole discretion, may determine to pay any amount due such Participant under the Program to his or her legal representatives, administrators, or assigns or any other person claiming under or through such Participant, and any such payment shall be a complete discharge of the Company’s and its Subsidiaries’ obligations hereunder.

(g) Withholding.  The Company and its Subsidiaries, as the case may be, shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the payment of any Award as it may deem necessary or appropriate, in its sole discretion.

(h) Compliance with Section 409A of the Code.  The Program is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code, in order to avoid application of Section 409A to the Program. If, and to the extent that, any payment under this Program is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Program shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code.

(i) Governing Law.  The Program and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

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ANNUAL MEETING OF STOCKHOLDERS OF
CSS INDUSTRIES, INC.
July 31, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■ 20830300000000000000 8	073108
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Scott A. Beaumont James H. Bromley
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Jack Farber John J. Gavin Leonard E. Grossman
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	James E. Ksansnak Rebecca C. Matthias Christopher J. Munyan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amendment to the 2004 Equity Compensation Plan.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

3.	Approval of the Management Incentive Program.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

■
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CSS INDUSTRIES, INC.
     The undersigned hereby appoints James H. Bromley, Rebecca C. Matthias and Leonard E. Grossman, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, PA 19103, on Thursday, July 31, 2008, at 9:30 a.m. (local time) and any adjournments thereof.
     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors, the Proposal for Approval of the Amendment to the 2004 Equity Compensation Plan, and the Proposal for Approval of the Management Incentive Program and in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted “FOR ALL NOMINEES” for election to the Board of Directors, “FOR” Approval of the Amendment to the 2004 Equity Compensation Plan, and “FOR” Approval of the Management Incentive Program.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side)

■	14475	■